As filed with the Securities and Exchange Commission on January 12, 2010

Registration No. 333-150696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA KANGTAI CACTUS BIO-TECH INC.
(Name of small business issuer in its charter)

Nevada	2834	87-0650263
(State or Jurisdiction of	(Primary Standard Industry	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

99 Taibei Road
Limin Economic and Technological Development Zone
Harbin, Heilongjiang Province
People’s Republic of China 150025
011-86-451-57351189 ext. 126
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.
502 John Street
Carson City, NV 89706
(702) 882-3072
(Name, address and telephone number of agent for service)

Copies to:
Mark E. Crone, Esq.
The Crone Law Group
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.001 par value issuable upon exercise of “A” Warrants	1,250,000	$0.75	(1)	$937,500	$37
Common Stock, $0.001 par value issuable upon exercise of “B” Warrants	750,000	$1.00	(1)	$750,000	$30

(1)	Calculated in accordance with Rule 457(g)(1) under the Securities Act of 1933.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-1 (File No. 333-150696) of China Kangtai Cactus Bio-Tech Inc.  The purpose of the amended and restated prospectus included in this Post-Effective Amendment No. 3 is to supplement and revise the prospectus dated as of January 7, 2010 to reflect updated information about China Kangtai Cactus Bio-Tech Inc., including information regarding executive compensation for the fiscal year ended December 31, 2009.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2010

PROSPECTUS

CHINA KANGTAI CACTUS BIO-TECH INC.

2,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,000,000 shares of common stock, which shares are issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “CKGT.OB.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on January 5, 2010, was $2.86.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 6.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Kangtai,” “CKGT,” the “Company,” “we,” “us,” and “our” refer to China Kangtai Cactus Bio-Tech Inc., and all of its subsidiaries and affiliated companies.

OUR COMPANY

China Kangtai Cactus Bio-Tech Inc. engages in the production, R&D, sales and marketing of products derived from cacti. Our product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 469 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2008 is 14,425 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment. The Company currently has entered into co-production agreements with five processors in China. They are Harbin Bin County Hualan Dairy Factory, Harbin Ice Lantern Noodle Factory, Tsingtao Brewry (Harbin) Inc., Harbin Diwang Pharmacy Co., Ltd. (a GMP certified processor), and Mudanjiang Kangwei Health Food Company, Ltd. Pursuant to these contracts, the Company provides raw materials, quality control guidelines and technical support while the processors provide other materials, processing facilities and labor to manufacture products for the Company. These processors are required to follow strictly the Company’s guidelines and instructions for production. The Company inspects all final products. The Company currently has long term agreements with all five processors which may be renewed at expiration in 2012.

GMP or Good Manufacturing Practice certifications are awarded by the State Food and Drug Administration of China to processors which meet the safety and quality assurance standards set by the State Food and Drug Administration of China.

In 2006, the Company had entered two new co-processing agreements with Huimeijia Bio-tech Ltd. to produce nutraceutical soft capsules and Kangwei Health Foods Ltd. of Mudanjiang City to produce cactus palm dry powder products.

In October 2007, the Company has signed a new agreement with Harbin Meijia Bio-Tech Co., Ltd.

All of the above co-operative production agreements have been renewed during January and March of 2008.

The Company sells its products through a large network of distributors throughout China consisting of 17 general distributors which in turn manage over 200 city level distributing agents. This network of distributors accounts for about 76% of the total sales by the Company. The Company began using this distribution model in late 2006, which has resulted in a reduction in sales cost and allowed the Company to penetrate the regional markets in China rapidly. Currently, the Company sells its products through provincial and municipal distributors in various regions of China, including, Heilongjiang, Beijing, Guangzhou, Tianjin, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu, Shangdong, Suzhou, Hangzhou, Kunming, Hainan, Fujian and Hubei.

Some of our regional distributors are:

Harbin Huadingwei Trading Company, Ltd.
Hunan Green food Distribution Company, Ltd.
Jilin Yanji Economic and Trading Company, Ltd.
Qindao Furui Economic and Trading Company, Ltd.
Fujian Tianyi Economic and Trading Company, Ltd.
Liaoning Shenneng Trading and Developing Company, Ltd.
Suzhou Hongde Trading Company, Ltd.
Lanzhou Xinhui Trading Company, Ltd.
Hangzhou Hesheng Economic and Trading Company, Ltd.
Kunming Foreign Trade Company, Ltd.
Hainan Tiantuo Economic and Trading Company, Ltd.

In addition to the network of regional distributors, the Company also uses other third party distributors who buy and resell our products to supermarkets, food and nutrition stores, department store counters, liquor boutiques, hotels, restaurants, and disco and karaoke bars. There are also consumer groups and individuals, such as schools, factories, community groups and government organizations, who buy our products directly from the Company for their own consumption in large volumes on a regular basis.

Our principal executive offices are located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, People’s Republic of China, and our telephone number at that address is 86-451-5735-1189. We maintain Internet websites at www.xrz.cn (Chinese language) and www.biocactus.com (English language). Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,000,000 shares of common stock, which shares are issuable upon the exercise of common stock purchase warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. This prospectus also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:
Up to 2,000,000 shares of common stock, including, up to 1,250,000 shares of common stock issuable upon the exercise of common stock warrants at an exercise price of $0.75 per share and 750,000 shares of common stock issuable upon the exercise of common stock warrants at an exercise price of $1.00 per share.

Common Stock Outstanding at January 11, 2010:	19,690,690

Use of Proceeds:
We will not receive any proceeds from the sale of the 2,000,000 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	CKGT.OB

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPING COMPANY AND OUR PROSPECTS MUST BE CONSIDERED IN LIGHT OF OUR SHORT OPERATING HISTORY AND SHORTAGE OF WORKING CAPITAL.

We are a developing company with a short operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the very competitive marketplace in which the alcoholic and non-alcoholic beverage business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to sustain profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that we will be able successfully to develop our business under the foregoing conditions.

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS AND TO ALIGN OUR OPERATIONAL, FINANCIAL AND MANAGEMENT PROCESS AND SYSTEM TO U.S. STANDARDS AND PRACTICES.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect. If we fail to generate any revenue, we can maintain normal operations for approximately seven months with our current cash and cash equivalents. In addition, to gain acceptance and interest of investors in the U.S., the management will need to revise our operational, financial and management process and system to align such process and systems to U.S. standards and practices.

WE CANNOT GUARANTEE THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets within and outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse effect on our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE RELY HEAVILY ON OUR RELIABLE INDEPENDENT DISTRIBUTORS, AND THIS COULD AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABILITY DISTRIBUTE AND MARKET OUR PRODUCTS, AND MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Our ability to establish a market of our unique brands and products in new geographic distribution areas, as well as maintain and expand existing markets, is dependent on our ability to establish and maintain successful relationships with our developing independent distributors strategically positioned to serve those areas. Many of our distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include:

•	The level of demand for our brands and products in a particular distribution area
•	Our ability to price our products at levels competitive with those offered by competing products
•	Our ability to deliver products in the quantity and at the time ordered by distributors.

We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, SO BRAND NAME RECOGNITION AND ACCEPTANCE OF OUR PRODUCTS ARE CRITICAL TO OUR SUCCESS.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable to date in both the alcoholic and non-alcoholic beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

WE COMPETE IN AN INDUSTRY CHARACTERIZED BY RAPID CHANGES IN CONSUMER PREFERENCES, SO OUR ABILITY TO CONTINUE DEVELOPING NEW PRODUCTS TO SATISFY OUR CONSUMERS' CHANGING PREFERENCES WILL DETERMINE OUR LONG-TERM SUCCESS.

Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

A DECLINE IN THE CONSUMPTION OF ALCOHOL COULD ADVERSELY AFFECT OUR BUSINESS.

There have been periods in history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increase federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

THE LOSS OF KEY PERSONNEL WOULD DIRECTLY AFFECT OF EFFICIENCY AND ECONOMIC RESULTS.

We are dependent upon the creative skills and leadership of our founder, Jinjing Wang, who serves as our President and Chief Executive Officer, as well as Hong Bu, our Chief Financial Officer, and the management, financial and operational skills of Chengzhi Wang, our General Manager. The loss of the services of any of our officers could have a material adverse effect on our business and operations, including our ability to develop and execute a long-term, profitable business plan.

COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Our top five competitors are Anhui Haozhou Xingbang Cactus Co., Hunan Yongzhou Sino-Mexico Cactus Development Co., Ltd., Henan Luxin Cactus Co., Ltd., Zhengshou Milpa-Alta Cactus Co., Ltd., and Ningxia Milpa-Alta Edible Cactus Development Co., Ltd. The cactus industry in China is not highly competitive, and no published data is available regarding the Company’s relative position in the markets in which it operates. Although no major competitor currently competes with the Company across its entire product line, competitive products are available from a number of different vendors offering features similar to those of the Company’s products. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products the Company markets. We intend to continue to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot guarantee that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE NUTRACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

The manufacture and sale of nutraceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals. The State Food and Drug Administration of China recently implemented new guidelines for licensing of nutraceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the “Food Production Permit,” and we received approvals in September 2005. However, should we fail to maintain the Food Production Permit under the new guidelines in the future; our businesses would be materially and adversely affected. Moreover, the laws and regulations regarding acquisitions of the nutraceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. Foreign Investment Enterprises are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy may hinder Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

We are a holding company, and all of our assets are located in the People’s Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the People’s Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or
•
In original actions brought in the People’s Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the People’s Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

OUR CORPORATE ACTIONS ARE SUBSTANTIALLY CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS.

Our principal shareholders, which include our officers and directors, own approximately 58% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF WARRANTS, COULD RESULT IN DILUTION.

From time to time the Company may sell restricted stock and warrants to investors in private placements in negotiated transactions to raise capital. The stock may be sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or lower than market prices. These transactions cause dilution to existing shareholders.

THE LIMITED TRADING VOLUME IN OUR STOCK MAY CAUSE VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

Our common stock is currently quoted on a limited basis on the OTCBB under the symbol, "CKGT.OB." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years, such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility and for the last two years, the price of our common stock has fluctuated between $1.97 and $0.01. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2008, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-KSB, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the "SEC"). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our Company must attest to and report on management's assessment of the same. Even if our management attests to our internal control measures to be effective, our independent registered public accountants may not be satisfied with our internal control structure and procedures. We cannot guarantee the outcome of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negative influence to our stock market price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

BACKGROUND OF THE TRANSACTION WITH THE SELLING STOCKHOLDER

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with the Selling Stockholder to sell in a private placement to the Selling Stockholder for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all of the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. However, there is no guaranty that the Selling Stockholder will exercise any of the Warrants. Furthermore, the Selling Stockholder is contractually restricted from owning more than 4.9% of the total outstanding shares of common stock of the Company at any given time. The conversion of the Series A Preferred Stock and the exercise of the Warrants will be subject to this ownership restriction.

The Selling Stockholder received a discount of $0.15 per share or 20% for the Series A Preferred Stock based on the conversion price of the Series A Preferred Stock on March 21, 2008, the date such shares were issued. The discounts for the A and B Warrants will not be determinable until they are exercised.

The Company also entered into a Registration Rights Agreement with the Selling Stockholder, pursuant to which the Company is obligated to file a registration statement registering the resale of the Shares and Common Stock issuable upon the exercise of the A Warrants and B Warrants. The maximum liability under the Registration Rights Agreement is 250,000 shares of Series A Preferred Stock, or $150,000 using an estimated value of $0.60 per share.

Westernking Financial Service acted as the sole placement agent in the transaction, and has received a fee of $30,000 (6% of the gross proceeds).

On July 16, 2008, the Company sold the Selling Stockholder, for an aggregate purchase price of $250,000, an additional 416,667 shares of Series A Preferred Stock, warrants to purchase up to 500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.9375 per share, and warrants to purchase up to 600,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.25 per share.

The Selling Stockholder received a discount of $0.15 per share or 20% for the Series A Preferred Stock based on the conversion price of the Series A Preferred Stock on July 16, 2008, the date such shares were issued. The discounts for the warrants will not be determinable until they are exercised.

On October 27, 2008, the Company issued 100,000 shares of common stock to the Investor for the conversion of 100,000 shares of Series A Preferred Stock.

Prior to the transactions described above, the Company did not engage in any prior transactions with the Selling Stockholder.

The following table provides a summary of the securities issued to the Selling Stockholder in the private placement transaction consummated on March 21, 2008:

Type of Securities	Conversion Price per Share on March 21, 2008	Market Price Per Share of Common Stock on March 21, 2008	Total Possible Shares Underlying the Securities	Combined Market Price of the Total Number of Shares Underlying the Securities	Combined Conversion Price of the Total Number of Shares Underlying the Securities	Total Possible Discount to the Market Price as of March 21, 2008
Series A Convertible Preferred Stock	$0.60	$0.75	833,333	$625,000	$500,000	$125,000
Warrants “A”	$0.75	$0.75	1,250,000	$937,500	$937,500	$0
Warrants “B”	$1.00	$0.75	1,500,000	$1,125,000	$1,500,000	$0

The following table provides a summary of the securities issued to the Selling Stockholder in the private placement transaction consummated on July 16, 2008:

Type of Securities	Conversion Price per Share on July 16, 2008	Market Price Per Share of Common Stock on July 16, 2008	Total Possible Shares Underlying the Securities	Combined Market Price of the Total Number of Shares Underlying the Securities	Combined Conversion Price of the Total Number of Shares Underlying the Securities	Total Possible Discount to the Market Price as of July 16, 2008
Series A Convertible Preferred Stock	$0.60	$0.69	416,667	$287,500	$250,000	$37,500
Warrants “A”	$0.9375	$0.69	500,000	$345,000	$468,750	$0
Warrants “B”	$1.25	$0.69	600,000	$414,000	$750,000	$0

The following table sets forth the dollar amount of each payment in connection with the transaction that the Company had made with the Selling Stockholder pursuant to the Preferred Stock Purchase Agreement (the “Purchase Agreement”) between the Company and the Selling Stockholder dated March 21, 2008 pursuant to which the Company issued 833,333 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) and Warrants “A” and Warrants “B” (together, the “Warrants”):

	Amount of Payment ($)
Placement Agent Fee(1)	$30,000
Reimbursement of Expenses (2)	$50,000
Liquidated Damages (3)	$0	(4)

(1) Pursuant to the Non-Disclosure, Non-Circumvent Agreement dated December 20, 2007 by and between the Company and Westernking Finance Service (“Westernking”), Westernking is entitled to a fee equal to 6% of all capital raised by the Company as a result of any association or merger between the Company and any third party referred by Westernking.

(2) Pursuant to the Purchase Agreement, the Company reimbursed the Selling Stockholder $50,000 for due diligence expenses in connection with the transactions contemplated by the Purchase Agreement.

(3) Pursuant to the Registration Rights Agreement dated March 21, 2008 by and between the Company and the Selling Stockholder (the “Registration Rights Agreement”), the Company is subject to liquidated damages in the amount of 1,000 shares of Series A Convertible Preferred Stock for each day the registration statement on Form S-1 (File No. 333-150696) file May 7, 2008 is not declared effective by the Commission beyond July 21, 2008.

(4) The maximum liability under the Registration Rights Agreement is 250,000 shares of Series A Convertible Preferred Stock, or $150,000 using an estimated value of $0.60 per share. However, value at March 21, 2008 and June 30, 2008 is $0 (as it was not “likely” that the Registration Statement would not be declared effective by July 21, 2008).

The following table sets forth the dollar amount of each payment in connection with the transaction that the Company had made with the Selling Stockholder pursuant to the Preferred Stock Purchase Agreement (the “Purchase Agreement”) between the Company and the Selling Stockholder dated July 16, 2008 pursuant to which the Company issued 416,667 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) and Warrants “A” and Warrants “B” (together, the “Warrants”):

Amount of Payment ($)
Placement Agent Fee(1)	$15,000
Reimbursement of Expenses (2)	$6,250

(1) Pursuant to the Non-Disclosure, Non-Circumvent Agreement dated December 20, 2007 by and between the Company and Westernking Finance Service (“Westernking”), Westernking is entitled to a fee equal to 6% of all capital raised by the Company as a result of any association or merger between the Company and any third party referred by Westernking.

(2) Pursuant to the Purchase Agreement, the Company reimbursed the Selling Stockholder $6,250 for due diligence expenses in connection with the transactions contemplated by the Purchase Agreement.

The following table sets forth information regarding proceeds received by the Company in connection with the securities issued to the Selling Stockholder in the private placement consummated on March 21, 2008:

Type of Convertible Security	Gross Proceeds Paid or Payable to the Issuer in the Convertible Security	Dollar Amount of Payments in Connection with the March 21, 2008 Private Placement which the Company Has Made or May Be Required to Make	Resulting Net Proceeds to the Company
Combined Total
Possible Profit to
be Realized as a
Result of Any
Conversion
Discounts
Regarding the
Securities
Underlying the
Convertible
Security of the
Company Held by
the Selling
Stockholder or any
Affiliates of the
Selling
Stockholder

Series A Convertible Preferred Stock	$500,000	$80,000	$420,000	$125,000
Warrants “A”	$937,500	$0	$937,500	$0
Warrants “B”	$1,500,000	$0	$1,500,000	$0

The following table sets forth information regarding proceeds received by the Company in connection with the securities issued to the Selling Stockholder in the private placement consummated on July 16, 2008:

Type of Convertible Security	Gross Proceeds Paid or Payable to the Issuer in the Convertible Security	Dollar Amount of Payments in Connection with the July 16, 2008 Private Placement which the Company Has Made or May Be Required to Make	Resulting Net Proceeds to the Company
Combined Total
Possible Profit to
be Realized as a
Result of Any
Conversion
Discounts
Regarding the
Securities
Underlying the
Convertible
Security of the
Company Held by
the Selling
Stockholder or any
Affiliates of the
Selling
Stockholder

Series A Convertible Preferred Stock	$250,000	$21,250	$228,750	$37,500
Warrants “A”	$468,750	$0	$468,750	$0
Warrants “B”	$750,000	$0	$750,000	$0

The following table sets forth the total number of shares of the Company’s common stock outstanding, the shares of common stock held by the Selling Stockholder and the number of shares of common stock which is registered for resale under this registration statement:

Number of shares
outstanding prior
to the convertible
security
transaction that
are held by
persons Other
than the Selling
Stockholder, or
any person with
whom any Selling
Stockholder has a
contractual
relationship
regarding the
transaction
	The number of shares registered for resale by the Selling Stockholder or affiliates of the Selling Stockholder in prior registration statements
The number of
shares registered
for resale by the
Selling
Stockholder or
affiliates of the
Selling
Stockholder that
continue to be held
by the Selling
Stockholder or
affiliates of the
Selling
Stockholder
			The number of shares that have been sold in registered resale transactions by the Selling Stockholders or affiliates of the Selling Stockholder	The number of shares registered for resale on behalf of the Selling Stockholder or affiliates of the Selling Stockholder in the current transaction
18,842,684	0	0	0	2,000,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since August 25, 2005, our Common Stock has been quoted on the OTC Bulletin Board under the symbol “CKGT.OB.” Prior to that, our Common Stock was quoted on the OTC Bulletin Board under the symbol “IVNE.OB.” The following table lists the high and low bid price for our Common Stock as quoted, in U.S. dollars, by the OTC Bulletin Board during each quarter within the last two fiscal years and the first two quarters of 2009. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

Year	Quarter Ended	High	Low
2009	December 31	$2.89	$1.30
	September 30	$1.80	$0.66
	June 30	$0.90	$0.19
	March 31	$0.26	$0.01

2008	December 31	$0.51	$0.12
	September 30	$0.83	$0.31
	June 30	$0.73	$0.53
	March 31	$0.92	$0.65

2007	December 31	$1.40	$0.72
	September 30	$0.95	$0.60
	June 30	$1.32	$0.54
	March 31	$1.97	$1.01

Record Holders

As of January 11, 2010, there were approximately 90 shareholders of record holding a total of 19,690,690 shares of common stock.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

CKGT has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on CKGT’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit CKGT’s ability to pay dividends on its common stock other than those generally imposed by applicable state law.

Stock Re-Purchases

We did not make any re-purchases of shares of our common stock during the fourth quarter of fiscal 2008 and we do not currently have any publicly-announced repurchase plans in effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this registration statement, including statements in the following discussion which are not statements of historical fact, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to the present and future operations of the Company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the Company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this registration statement on Form S-1 and in the Company’s other filings with the Securities and Exchange Commission. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes and the other financial information appearing elsewhere in this report. CKGT’s fiscal year end is December 31.

CKGT’s short-term strategy is to realize net cash flow from operations and financing activities to be used to expand marketing efforts in China and research and development. CKGT is committed to ensuring that its products remain at the forefront of providing a variety of quality cactus based nutraceuticals, nutritional food from cactus, and beverages from cactus, including but not limited to beer and wine derived from cactus. The realization of net cash flows in the near term will require a significant increase in CKGT’s revenues without a substantial increase in expenses. Financing activities will focus on equity financing. Once CKGT has additional positive net cash flow, its longer-term strategy is to expand marketing efforts beyond China into other Asian markets based on anticipated increases in marketing spending over the next several years in South Korea, Singapore, and other southeastern Asian countries and Taiwan region.

CKGT’s business development strategy is prone to significant risks and uncertainties certain of which can have an immediate impact on its efforts to realize positive net cash flow and deter future prospects of revenue growth.

CKGT’s financial condition and results of operations depend primarily on the revenue generated from the sale of its products and its ability to control the cost of sales. CKGT has a limited history of generating revenue which cannot be viewed as an indication of continued growth. Should CKGT be unable to consistently generate revenue through the successful implementation of its business model and reduce or stabilize expenses to the point where it can realize a net cash flow such failure will have a short-term impact on CKGT’s ability to continue its business operations.

Results of Operations

During the period from March 31, 2004 through December 31, 2008, CKGT has been engaged in the development and marketing of its products from Harbin, China. CKGT expects that over the next twelve months it will continue to market its products from Harbin, China.

The three-month period ended September 30, 2009 as compared to the three months ended September 30, 2008

For the three months ended September 30, 2009, revenues increased by $2,002,712 or 32% to $8,187,397 from $6,184,685, in the corresponding period of the prior year.  The increase in revenues was attributable to the fact that, the Company is continuing to expand its productions and distribution, and its products are better accepted by the Chinese market customers. These products include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule and Cactus Shuxin Capsule, among others. In addition, the Company successfully launched two new products, cactus fish feed and cattle feed, in July 2008, which also contributed to the increase in sales.

For the three months ended September 30, 2009, cost of sales increased by $1,262,547 or 34% to $4,941,881 from $3,676,334, as compared to the corresponding period of the prior year. This increase was mainly due to an increase in net sales, specifically the sales of our newly launched cactus fish and cattle feed.

Our gross profit for the three months period ended September 30, 2009 was $3,245,516 which increased by $737,165 or 29% from $2,508,351 for the same period last year. This increase was mainly attributable to the sales increase of $2,002,712.

For the three months ended September 30, 2009, operating expenses decrease by $582,625, or approximately 172% to $(244,621), as compared to $338,004 for the three months ended September 30, 2008.  The decrease in operating expenses is mainly attributable to the reduction in reserve for allowances and doubtful accounts of $492,206 during the three months ended September 30, 2009 compared to no reduction or provisions during the three months ended September 30, 2008. In addition to the $492,206 reduction there were also decreases in “Selling Expenses” of $64,589 and “General and Administrative Expenses” of $25,159 in the current period compared to the prior fiscal 3 months.

For the three months ended September 30, 2009, income before income taxes decreased $1,418,139 to $738,738 from $2,156,877 for the corresponding period of the prior year. The decrease was primarily due to the $2,738,135 loss from revaluation of financial instruments liabilities in 2009, offset by an the increase in gross profit based on the increased sales.

The nine month period ended September 30, 2009 as compared to the nine months ended September 30, 2008

For the nine months ended September 30, 2009, revenues increased by $4,068,992 or 29% to $18,030,093 from $13,961,101, in the corresponding period of the prior year.  The increase in revenues was attributable to the fact that, the Company is continuing to expand its productions and distribution, and its products are better accepted by the Chinese market customers. These products include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule and Cactus Shuxin Capsule, among others. In addition, the Company successfully launched two new products, cactus fish feed and cattle feed, in July 2008, which also contributed to the increase in sales.

For the nine months ended September 30, 2009, cost of sales increased by $1,911,626 or 21% to $10,810,714 from $8,899,088, as compared to the corresponding period of the prior year. This increase was mainly due to an increase in net sales, specifically the sales of our newly launched cactus fish and cattle feed.

Our gross profit for the nine months period ended September 30, 2009 was $7,219,379 which increased by $2,157,366 or 43% from $5,062,013 for the same period last year. This increase was mainly attributable to the increase in sales in the current period.

For the nine months ended September 30, 2009, operating expenses increase by $101,735, or approximately 11% to $1,013,190, as compared to $911,455 for the nine months ended September 30, 2008.  The increase in operating expenses is mainly attributable to increase in the provision for reserve for allowances and doubtful accounts of $321,182 in the current period, and an increase in current period amortization and depreciation of $8,730 attributed to acquisition of land use rights placed in service in 2008 and, offset by reduced current period’s selling expenses of $84,704 and general and administrative expenses of $141,446.

For the nine months ended September 30, 2009, income before income taxes decreased $2,168,537 to $1,929,367 from $4,097,904 for the corresponding period of the prior year. The decrease was primarily due to the $4,236,850 loss from revaluation of financial instruments liabilities in 2009, offset by an increase in gross profit. As a result, net income also decreased $2,509,072 to $902,890 from $3,411,962. Excluding the non-cash loss from revaluation of financial instruments liabilities, net income would have been $5,139,740 in 2009.

Liquidity and Capital Resources –September 30, 2009

Operating.  For the nine months period ended September 30, 2009, the Company’s operations provided cash resources of $7,345,778 as compared to $6,020,968 for the nine months period ended September 30, 2008, an increase of cash provided by operating activities of $1,342,810, or 22%. The increase was mainly due to increased net income before the non-cash loss from revaluation of financial instruments liabilities during the nine months ended September 30, 2009 compared to the same period last year attributable to increased gross profit on increased sales, offset by increased income tax expense based on the impact of those sales on income before income taxes.

Investing and financing.  For the nine months period ended September 30, 2009, the Company used $8,338,701 in investment activities compared to $7,252,549 for the same period a year ago. The increase was mainly attributable to costs associated with the acquisition of land use rights and related property and equipment in Taishan Baisha and Qitaihe in March of 2009 and August of 2009.

For the nine months period ended September 30, 2009, the Company did not generate any cash from financing activities, as compared to $670,917 for the same period ended September 30, 2008. The Company did not engage in any financing activities during the first three quarters in 2009 compared to the PIPEs financing transactions completed in March 2008 and July 16, 2008 whereby the company issued Series A preferred stock and two classes of warrants to T-Squared Investments, LLC.

The company had a cash position of $3,398,563 on September 30, 2009, an increase of $2,750,083, or 424% from $648,480 on September 30, 2008.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are in the opinion of management likely to have, a current or future material effect on the Company’s financial condition or results of operations.

Year Ended December 31, 2008 and Year Ended December 31, 2007

Sales

For the fiscal year ended December 31, 2008, sales increased by $6,059,928 or by 42.6% to $20,300,583 from $14,240,655 for the year ended December 31, 2007. The increase in sales is attributable to the fact that the Company’s products are more efficiently marketed and increasingly well accepted by the domestic market customers and the addition of cactus feed as a new product which accounted for approximately $873,400 of our total sales.

Cost of Sales

For the fiscal year ended December 31, 2008, cost of sales increased by $2,678,052 or 27.8% to $12,307,303 from $9,629,251 as compared to the corresponding period of the prior year. The increase in the cost of sales is a direct result of the increase in our sales.

Selling and Distribution Expenses

For the fiscal year ended December 31, 2008, selling expenses decreased by $65,018 or 23.3% to $214,285 from $279,303 as compared to the corresponding period of the prior year. The decrease is primarily attributable to the Company’s optimization of its operating team and sales forces, allocated sales and distribution expenses to the sales agent companies in different provinces of China, all of which reduced the unit selling and distribution expenses of the Company.

General and Administrative Expenses

For the fiscal year ended December 31, 2008, general and administrative expenses decreased by $471,480 or 40.9% to $680,054 from $1,151,534 as compared to the prior year. The decrease is primarily due to a decrease in outstanding accounts receivables and a decrease in the provision for doubtful accounts in 2008 as a result of the enhancement of our policy on collections.

Total Operating Expenses

For the fiscal year ended December 31, 2008, operating expenses decreased by $481,074, or 29.0% from $1,661,113 to $1,180,039, as compared to the prior year. The decrease is mainly attributable to a decrease in the provision for doubtful accounts for reasons discussed above.

Net Income

For the fiscal year ended December 31, 2008, the net income increased by $3,381,800 or 147.1% to $5,681,500 from $2,299,700 as compared to the prior year. The increase mainly resulted from rapid growth in the sales of the Company’s products, the addition of cactus feed as a new product and the reduction in the operating expenses.

Impact of Inflation

CKGT believes that inflation has had a negligible effect on operations over the past three years. CKGT believes that it can offset inflationary increases in operating costs by increasing prices.

Liquidity and Capital Resources—December 30, 2008

For the fiscal year ended December 31, 2008, cash flows provided by operating activities increased by $7,546,519 or 354% to $9,676,505 from $2,129,986 as compared to the corresponding fiscal year ended December 31, 2007. The increase is primarily due to the increase in sales and the decrease in inventories.

For the fiscal year ended December 31, 2008, cash flows used for investing activities increased by $4,553,215 or 173% to $7,184,232 from $2,631,017 as compared to the prior year. The decrease is due to increased investments in acquiring land use rights in 2008.

For the fiscal year ended December 31, 2008, cash flow provided by financing activities increased by $667,398 or 1,247% to $720,922 from $53,524 as compared to fiscal year ended December 31, 2007. The primary factor responsible for the increase is due to financing transactions completed in 2008 and the increase in note payable.

The Company’s operations for the year ended December 31, 2008 resulted in comprehensive income of $6,990,746. The Company has funded its cash needs from revenue.

CKGT has no defined benefit plan or contractual commitment with any of its officers or directors.

CKGT has no current plans for the purchase or sale of any plant or equipment, outside of normal items to be utilized by office personnel.

CKGT has no current plans to make any significant changes in the number of employees.

Critical Accounting Policies

In Note 2 to the audited consolidated financial statements for the years ended December 31, 2008 and 2007 included in this annual report, CKGT discusses those accounting policies that are considered to be significant in determining the results of operations and its financial position. CKGT believes that the accounting principles utilized by it conform to accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. CKGT bases its estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities. The actual results may differ from these estimates under different assumptions or conditions.

CKGT applies the following critical accounting policies related to revenue recognition in the preparation of its financial statements.

Revenue Recognition

Sales of products are recognized when title to the product and risk of loss transfer to the customer (which depends on the customer) provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable. Sales terms provide for passage of title either at the time shipment is made or at the time of the delivery of product and generally do not include any customer right of return. Shipping and handling costs are included as a component of cost of sales.

Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

DESCRIPTION OF BUSINESS

Corporate History

As used in this report, “we”, “us”, “our”, “CKGT”, “our Company”, “the Company”, or “China Kangtai” refers to China Kangtai Cactus Bio-Tech Inc. and all of its subsidiaries and affiliated companies.

Our Company was initially incorporated as InvestNet, Inc. (“InvestNet”) on March 16, 2000 under the laws of the State of Nevada. Prior to June 3, 2005, the Company’s operations consisted of real time software and IT solutions which the Company held through its subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited. Due to the fact that the Company was unable to generate sufficient cash flows from operations, obtain funding to sustain operations nor reduce or stabilize expenses to the point where it could have realized a net positive cash flow, management and the board of directors determined that it was in the best interests of the stockholders to seek a strategic alternative so that the Company could continue to operate. On May 13, 2005, InvestNet entered into a series of agreements to effect a “reverse merger transaction” via a share exchange and through the conversion of a convertible promissory note, as described below, with China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”), a British Virgin Islands (“BVI”) incorporated on November 26, 2004.

These documents included a Stock Purchase Agreement, pursuant to which InvestNet issued 30,000,000 shares to a stockholder of BVI China Kangtai for $300,000. Additionally, InvestNet entered into an Agreement and Plan of Reorganization, pursuant to which the stockholders of BVI China Kangtai exchanged 12% of BVI China Kangtai’s outstanding shares for 110,130,615 shares of InvestNet. Additionally, InvestNet issued a Convertible Promissory Note to BVI China Kangtai or its designees in the amount of $8,070,000 plus accrued interest at a rate of 5% per annum or convertible at the option of the holder(s) in the event that InvestNet effected a one for seventy reverse split of InvestNet’s common stock into the remaining 88% of the outstanding shares of BVI China Kangtai (the “Convertible Note”). The Company did effect a one for seventy reverse split of all of its outstanding shares of Common Stock and changed its name to “China Kangtai Cactus Bio-Tech Inc.” and trading symbol on the OTC Bulletin Board (to “CKGT”) on August 25, 2005. The holders of the Convertible Note converted the Convertible Note a day later on August 26, 2005 into 14,248,395 shares of Common Stock of the Company. As the result of the share exchange and conversion of the Convertible Note, the Company completed a “reverse merger transaction” whereby InvestNet acquired 100% of BVI China Kangtai, which wholly owns Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”).

Harbin Hainan Kangda is presently our main operating subsidiary.  Harbin Hainan Kangda is in the business of selling and producing cactus and cactus related products in the PRC as more fully described below. In connection with the “reverse merger transaction”, we completely sold all the Company’s real time software and IT solutions operations by selling all of the stock held by the Company in its prior wholly owned subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited to V-Capital Limited, a Republic of Mauritius corporation which is controlled by a former director of InvestNet.

On June 3, 2005, in connection with the reorganization of the Company and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, the Company’s executive officers and directors significantly changed. Specifically, Norman Koo resigned as a director, Chief Executive Officer and President of the Company; Terence Ho resigned as a director, Chief Financial Officer, and Treasurer of the Company; Vivian Szeto resigned as a director (However, Ms. Szeto’s resignation from the Board of Directors was contingent on the Company completing its filing and mailing requirements of its Schedule 14f-1 which occurred on July 22, 2005 and so, from June 3, 2005 to July 22, 2005 she served as the Company’s sole director) and Secretary of the Company; Johnny Lu resigned as a director of the Company; and Mantin Lu resigned as a director of the Company.

In contemplation of the aforementioned resignations, also on June 3, 2005, the Board of Directors appointed in accordance with Section 3.04 of the Company’s Bylaws, Jinjiang Wang, Chengzhi Wang, Hong Bu, Jiping Wang and Song Yang as members of the Company’s Board of Directors, subject to the fulfillment of the filing and mailing requirements, including the 10 day waiting period of its Schedule 14f-1 that was sent to all stockholders of the Company pursuant to section 14(f) of the Securities Exchange Act of 1934 which occurred on July 22, 2005 and appointed the following officers to serve immediately: Jinjiang Wang, President; Chengzhi Wang, General Manager; Hong Bu, Chief Financial Officer and Treasurer; Fengxi Lang, Secretary; Changfu Wang, Vice General Manager; Zhimin Zhan, Vice General Manager; and Lixian Zhou, Assistant General Manager of the Company.

On July 20, 2005, InvestNet’s sole director, Vivian Szeto, and a majority of the Company’s stockholders unanimously approved and ratified a one for seventy reverse split (the “Reverse Split”) of the Company’s common stock and the amendment and restatement of the Company’s Articles of Incorporation to effect a name change of the Company from “Investnet, Inc.” to “China Kangtai Cactus Bio-Tech Inc.”. The Reverse Split became effective on August 25, 2005; 20 days after the Company sent an Information Statement to all of its stockholders and after the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. As a result of the Reverse Split, the number of issued and outstanding shares of common stock of the Company, now named China Kangtai Cactus Bio-Tech Inc., was reduced from a total of 200,000,000 shares outstanding to 2,857,143 shares outstanding. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of the Company, which increased the total outstanding shares of the Company to 17,105,625 shares. The Company’s trading symbol was changed by the OTC Bulletin Board Stock Market (“OTCBB”) to “CKGT” to better reflect the Company’s new name. The Company has also changed its Web site to www.xrz.cn.

On June 26, 2006, the Company acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a company with limited liability formed under the laws of the People’s Republic of China for $1,574,000 in cash. Taishan Kangda’s assets include large areas of cactus plantation and production facilities in Guangdong Province in southeast China. The acquisition allows the Company to establish production facilities closer to its existing cactus plantations in Guangdong Province in order to reduce transportation cost and to distribute its products more effectively in southeast China.

The Company currently has three 100% owned subsidiaries: China Kangtai Cactus Bio-Tech Company Limited, a British Virgin Islands company (Kangtai BVI”) ; Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd., a PRC company “Harbin Hainan Kangda”); and Taishan Kangda.

Kangtai BVI is a holding company and does not have any operations. Harbin Hainan Kangda handles all of the production, research and development, sales and marketing of our products derived from edible cactus plants, fruits and extracts. Taishan Kangda handles all of the cultivation and harvest of cactus plants and the production of our cactus raw materials.

Overview

The Company is principally engaged in the production, R&D, sales and marketing of products derived from cacti. The Company’s product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 469 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2007 is 73,000 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment. The Company currently has entered into co-production agreements with five processors in China. They are Harbin Bin County Hualan Dairy Factory, Harbin Ice Lantern Noodle Factory, Tsingtao Brewry (Harbin) Inc., Harbin Diwang Pharmacy Co., Ltd. (a GMP certified processor), and Mudanjiang Kangwei Health Food Company, Ltd. Pursuant to these contracts, the Company provides raw materials, quality control guidelines and technical support while the processors provide other materials, processing facilities and labor to manufacture products for the Company. These processors are required to follow strictly the Company’s guidelines and instructions for production. The Company inspects all final products. The Company currently has long term agreements with all five processors which may be renewed at expiration in 2012.

GMP or Good Manufacturing Practice certifications are awarded by the State Food and Drug Administration of China to processors which meet the safety and quality assurance standards set by the State Food and Drug Administration of China.

In 2006, the Company had entered two new co-processing agreements with Huimeijia Bio-tech Ltd. to produce nutraceutical soft capsules and Kangwei Health Foods Ltd. of Mudanjiang City to produce cactus palm dry powder products.

In October 2007, the Company has signed a new agreement with Harbin Meijia Bio-Tech Co., Ltd.

All of the above co-operative production agreements have been renewed during January and March of 2008.

The Company has also established its own cactus beverage and fruit wine production facilities. The Company’s cactus beverage product category includes cactus beer, cactus fruit wine (including the brand name of Overlord Scourge Flower Imperial Wine), cactus palm juices and cactus fruit drinks.

Cacti have been proven to contain the following elements by the Chinese Center for Disease Control and Prevention in an analysis report issued on October 29, 2003:

1.	Protein and amino acids;
2.	Organic fat and acids;
3.	Carbohydrates;

4.	Vitamins;
5.	Minerals; and
6.	Microelements.

The Company’s nutraceutical products containing cactus extracts include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule, and Cactus Shuxin Capsule.

Cactus Protein Nutrient

Cactus Protein Nutrient is produced with protein and agglomerate element. It has been proven to be effective on stomachaches, tardiness gastritis, digestibility canker and duodenum canker by the Research Institute of the Traditional Chinese Medicine of Heilongjiang Province.

Cactus Calcium Peptide Soft Capsule

Cactus Calcium Peptide Soft Capsule is made of cactus, active albumen peptide of soybean and liquid calcium. It has the following characteristics:

A) Several nutritional components that can be easily absorbed; and

B) It contains an albumen peptide of soybean which can enhance the absorption of calcium, phosphor and other mineral elements, consequently raising the calcium in the body and fighting fatigue.

Cactus Shuxin Capsule

Cactus Shuxin Capsule is made with cactus and haws extracts. It has been proven to have an effect on raising the flow capacity of coronary artery blood, alleviating drowsiness and improving red cell’s oxygen carrying capability by the Research Institute of the Traditional Chinese Medicine of Heilongjiang Province.

The revenue generated from sales of nutraceutical products was $7,846,577 in fiscal year 2007, or about 55.10% of the total net sales.

The revenue generated from sales of cactus food, beverage and wine was $3,758,294 in year 2007, or about 26.39%. The remaining 18.51% of the sales is cactus raw and intermediate materials.

The Company currently has five product categories which are nutraceuticals, beverages, raw and intermediate materials, packaged foods and cactus feed. The table below sets forth revenue derived from each product category and the percentage of total revenue each product category accounts for in 2008:

Product Categories	Sales revenue in 2008 (in US$)	Percentage of Total Revenue in 2008
Nutraceuticals	10,125,570	49.9%
Beverages	5,395,341	26.6%
Raw & Intermediate Materials	3,800,383	18.7%
Packaged Foods	119,285	0.6%
Cactus Feed	860,004	4.2%
Total Revenue	20,300,583	100%

The following table sets forth further breakdown of the Nutraceuticals by specific products and the percentage each product accounts for in 2008:

Name of Nutraceutical Products	Sales (in US$)	Percentage of Total Revenue
Cactus Calcium Peptide Soft Capsule	3,824,348	37.8%
Cactus Protein Nutrient	1,785,863	17.6%
Cactus Calcium Peptide Soft Capsule for Children	2,617,179	25.9%
Cactus Shuxin Capsule	1,897,178	18.7%
Cactus Tang Gong Tian Bao Liquor	1,002	0.01%
Total	10,125,570	100%

The Company has its own R&D facility, the Heilongjiang Sino-Mexico Cactus Development and Utilization Institute, which is certified by Heilongjiang Science & Technology Committee. The Institute has independently developed many patented cactus -based nutraceuticals and nutritional food and drink product formulas and production processes.

The Company manufactures and sells the following products launched between January 2001 and January 2005. Currently our products have maintained satisfactory levels of acceptance by distributors and customers. The table below sets forth our product lines and the launch date of each product line.

Line	Cactus Related Products	Varieties	Brand	Sub- Brand	Lunch Date
Nutraceutical	Cactus Calcium Peptide Soft Capsule	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Calcium Peptide Soft Capsule for Children	One	Kangda Cactus	Magic Baby	Jan. 2003
Nutraceutical	Cactus Shuxin Capsule	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Tangkang Capsule	One	Kangda Cactus	Magic Baby	Jul. 2004
Nutraceutical	Cactus Delicious Vinegar for Noble Lady	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Protein Nutrient	One	Kangda Cactus	Magic Baby	Jan. 2002
Nutraceutical	Cactus Fruit Health Oral Liquid	One	Kangda Cactus	Magic Baby	Aug. 2004
Beverage	Cactus Prickly Pear Wine	Five	Kangda Cactus	Magic Baby	Oct. 2003
Beverage	Cactus Overlord Scourge Flower Imperial Wine	One	Kangda Cactus	Magic Baby	Apr. 2003
Beverage	Cactus Fruit Wine	One	Kangda Cactus	Magic Baby	Jan. 2005
Beverage	Cactus Tang Gong Tian Bao Liquor	One	Kangda Cactus	Magic Baby	Jun. 2004
Beverage	Cactus Double Flowers Tea	Several	Kangda Cactus	Magic Baby	Oct. 2001
Beverage	Cactus Beer	One	Kangda Cactus/ Tsingtao Co-Brand		Jan. 2005
Beverage	Cactus Juice Beverage	Two	Kangda Cactus	Magic Baby	Nov. 2006
Beverage	Cactus Iced Black Tea	One	Kangda Cactus	Magic Baby	Jan. 2003
Beverage	Cactus Iced Green Tea	One	Kangda Cactus	Magic Baby	Jan. 2003
Beverage	Cactus Fruit Dry Red Wine	One	Kangda Cactus	Magic Baby	Jan. 2005
Beverage	Cactus Fruit Juice Beverage	One	Kangda Cactus	Magic Baby	Jan. 2006
Beverage	Cactus Honeysuckle Beverage	One	Kangda Cactus	Magic Baby	Jan. 2003
Packaged Food	Cactus Noodles	Several	Kangda Cactus	Magic Baby	Sep. 2004
Packaged Food	Cactus Perserved Bag Vegetables	Two	Kangda Cactus	Magic Child	Jan. 2001
R&I Materials	Cactus Palm Leaves	Several	Kangda Cactus		Jan. 2001
R&I Materials	Cactus Dry Powder	Several	Kangda Cactus		Jan. 2004

In order to quickly penetrate the markets in China, enhance the efficiency of distributions, lower sales costs and administrative overheads, starting August 2006, the Company has reformed its sales and distribution models and gradually disposed its own domestic distribution network of approximately 200 self-owned, franchised chain and Kangtai branded stores in Harbin, Beijing, Guangzhou and other cities in China. The Company has adopted the strategies of distributions and sales of its products primarily through various types and levels of provincial and municipal distributors and agents in Heilongjiang, Beijing, Guangzhou, Tianjin, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu Shandong, Suzhou, Hangzhou, Kunming, Hainan, Fujian and Hubei in China. The Company’s major revenue breakdown by region in China for the 2008 fiscal year is as follows:

US$
Heilongjiang	$4,119,552
Jilin	$641,272
Shandong	$1,766,454
Beijing	$3,271,948
Guangdong	$4,762,895
Liaoning	$881,807
Shanxi	$825,943
Hunan	$1,008,800
Gansu	$850,219
Other	$2,171,693

Harbin Huadingwei Trading Company, Ltd., Fujian Tianyi Economic and Trading Company, Ltd., and Jilin Yanji Economic and Trading Company, Ltd. are our top three distributors. Together, they account for 19% of our total sales.

Competition

The cactus product industry in China is not highly competitive, and no published data is available regarding China Kangtai’s relative position in the markets in which it operates. Although no major competitor currently competes against the Company across its entire product line, competitive products are available from a number of different vendors offering features similar to those of China Kangtai’s products. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products the Company markets. In addition, many potential competitors for China Kangtai’s products have in-house capabilities to develop cactus products that can provide some or all of the functionality of China Kangtai’s products. Our top five competitors are Anhui Haozhou Xingbang Cactus Co., Hunan Yongzhou Sino-Mexico Cactus Development Co., Ltd., Henan Luxin Cactus Co., Ltd., Zhengshou Milpa-Alta Cactus Co., Ltd., and Ningxia Milpa-Alta Edible Cactus Development Co., Ltd.

The Company believes that there are distinguishing competitive factors in the selection of its cactus products. These include price/performance characteristics, marketing and sales expertise, R&D expertise and patents protections, management proprietary knowledge and experiences on cactus production, ownership of large cactus plantations, product benefit and functions, and reliability and integration of cactus into a variety of other products. The Company believes that it competes favorably with regard to these factors.

A major competitive asset for the Company is that it offers quality assurance of its products from the raw material stage all the way to the final products stage.

We are currently the leading cactus grower and cactus related products producer in China. We have cactus farm covering over 469 acres and an active research and development department which currently holds 18 patents and is seeking 12 new ones in various product categories. Our products are sold in supermarkets, food stores, hotels and restaurants though our growing distribution network in 12 provinces and two municipalities in China. We have a total of 23 product lines compare to our top five competitors which combined have a total of 26 product lines. In addition, our competitive advantages include the following:

Control from the source:

•	3 species of Mexican Cacti

•	Seed cloning

•	Farm ownership

•	Planting

•	Growing without chemicals

•	Harvesting

Product innovation and research:

•	Strong team and advisors

•	Strategic partners

•	R&D Institute

•	Research facilities

Manufacturing and production:

•	Processing facilities

•	Co-operative processing partners

•	Quality control monitoring

•	Quality packaging

Sales and distribution:

•	A network of regional distributors

•	Third party distributors

•	Seminar and conference orders

•	Repeat purchase group customers

The Company believes it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, the Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on its ability to conduct business.

Employees

As of December 31, 2008, the Company has a total of 144 employees and generally enjoys good employer-employee relationship. The table below sets forth the number of our employees by department and location:

DEPARTMENT	NUMBER	LOCATION
Administration	18	Harbin
Sales	25	Harbin
Production	52	Harbin
Baisha Base (cactus crop growing and production)	25	Taishan
Shalan Base (cactus crop growing and production)	12	Taishan
Research and Development	12	Harbin
Total	144

Administrative Offices

China Kangtai’s registered statutory office is located at CSC Services of Nevada, Inc., 502 East John Street, Suite E, Carson City, Nevada 89706.  The Company’s operations office is located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. C. Zip Code: 150025 and its telephone number is (86) 451 57351189.

Employees

As of December 31, 2008, China Kangtai has 144 full-time employees. The Management of the Company expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by its employees.

Reports to Security Holders

China Kangtai is not required to deliver an annual report to security holders and will not automatically deliver a copy of the annual report to its security holders unless a request is made for such delivery. The Company files all of its required reports and other information with the Securities and Exchange Commission (the “Commission”).

The public may read and copy any materials that are filed by China Kangtai with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The statements and forms filed by InvestNet with the Commission have also been filed electronically and are available for viewing or copy on the Commission maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address for this site can be found at http://www.sec.gov.

Description of Property

China Kangtai’s operations office is located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. C., Zip Code: 150025 and its telephone number is (86) 451 57351189. In addition, the Company has over 469 acres of cactus farming bases in China, production facilities and an R&D facility.

Governmental Regulations

The Chinese government requires all nutraceutical products related manufacturers to obtain Food Production Permit for their nutraceutical manufacturing facilities. China Kangtai obtained its Food Production Permit from relevant governmental regulatory bodies in September 2005. Other than the Food Production Permit requirements, there was no significant change in the regulatory environment in China.

Legal Proceedings

The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer or affiliate of the Company and no owner of record or beneficial owner of more than 5.0% of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.

Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the security holders of the Company during the fourth quarter of the fiscal year ended December 31, 2008.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers currently serving the Company are as follows:

Name	Age	Positions Held
Jinjiang Wang	60	President, Chief Executive Officer and Chairman of the Board of Directors
Chengzhi Wang	39	General Manager and a Director
Hong Bu	35	Chief Financial Officer and a Director
Jiping Wang	48	Director
Song Yang	35	Director

The directors named above will serve until the next annual special meeting of the Company’s stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

The directors and officers will devote their time to the Company’s affairs on an “as needed” basis, which, depending on the circumstances, could amount to as little as two hours per month, or more than forty hours per month, but more than likely will fall within the range of five to ten hours per month. All of the Company’s officers are full time employees of the Company.

Biographical Information

Jinjiang Wang was appointed as the Chairman of the Board, President and Chief Executive Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Since 1998 Mr. Wang has served as a director and Chairman of the board of the Company’s subsidiary, Harbin Hainan Kangda. Mr. Wang was born in the Heilongjiang Province of the P.R.C. Mr. Wang graduated from Northeast Agricultural University with a degree in Agriculture & Forest Engineering. Mr. Wang has over 20 years of experience in management, production development and sales. He is a founder of Harbin Hainan Kangda and a pioneer of the now established edible cactus trade of China.

Chengzhi Wang was appointed as the General Manager CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Mr. Wang also serves as a director and general manager of the Company’s subsidiary, Harbin Hainan Kangda and has held these positions since 1998. Mr. Wang was born in Heilongjiang Province of the P.R.C. Mr. Wang graduated from Architectonics Department of Harbin Institute of Technology with an engineer degree. Mr. Wang has over five years experience in management, production and sales. Mr. Wang is a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Hong Bu was appointed as Chief Financial Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. From 1998 to 2005 Ms. Bu served as senior accountant of Harbin Hainan Kangda. Ms. Bu graduated with a degree in Finance from the Finance and Economics Institute of Harbin. She is a CPA (certified public accountant). Ms. Bu has over five years of experience as Harbin Hainan Kangda’s senior accountant. Ms. Bu was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Jiping Wang was appointed as a director of CKGT on July 22, 2005. Since 1979 Ms. Wang has served as an officer of Heilongjian Food Control and Drought Prevention Center. Ms. Wang was born in Heilongjiang Province; P.R.C. Ms. Wang graduated from the Economic Managerial Cadre’s Institute of Harbin.

Song Yang was appointed as a director of CKGT on July 22, 2005. Ms. Yang has over 15 years of experience in the Government Administrative Department. From 2000 to 2004 Ms. Yang served as a financing manager of Heilongjian Securities Corporation. Ms. Yang was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Ms. Yang has not served as an officer and director of any other public companies over the last five years.

Audit Committee / Compensation Committee / Director Compensation

The board of directors has established an audit committee. The audit committee is comprised of Jinjiang Wang and Chengzhi Wang. The audit committee has yet to adopt a definitive charter though it typically reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters. The matters typically considered by CKGT’s audit committee include recommendations as to the performance of its independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, CKGT would be required to adopt a definitive charter for its audit committee. The board of directors has not yet established a compensation committee. Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. CKGT does not anticipate adopting a provision for compensating directors in the future.

Compliance With Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them with one exception. A Form 3 for Chengzhi Wang, a director of the Company, was inadvertently filed a day late in connection with the Company’s reorganization transaction occurring in June 2005.

Code of Ethics

CKGT has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions. CKGT has filed a copy of its Code of Ethics as Exhibit 14 to its Form 10-KSB for the fiscal year ended 2003. Further, CKGT’s Code of Ethics is available in print, at no charge, to any security holder who requests such information by contacting CKGT.

Indemnification of Directors and Officers

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table provides summary compensation information for the years 2008, 2007 and 2006 concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of the executive officers:

Summary Compensation Table

Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Compensation Earnings ($)	All other Compensation ($)	Total ($)
	2009	$14,630							$14,630
Jinjiang Wang,	2008	$14,630	-	-	-	-	-	-	$14,630
President, Chief Executive	2007	$7,900	-	-	-	-	-	-	$7,900

	2009	$11,118							$11,118
Chengzhi Wang,	2008	11,118	-	-	-	-	-	-	$11,118
General Manager	2007	$6,320	-	-	-	-	-	-	$6,320

	2009	$11,118							$11,118
Hong Bu,	2008	11,118	-	-	-	-	-	-	$11,118
Chief Financial Officer	2007	$6,320	-	-	-	-	-	-	$6,320
(1) Converted from RMB at the exchange rate of 1RMB=US$0.1463

No executive officer received compensation in excess of $100,000 during the fiscal years ended December 31, 2009, 2008 and 2007. In addition, members of the Board of Directors did not receive compensation for their services during the fiscal years ending December 31, 2009, 2008 and 2007.

Employment Contracts

We have the following agreements with our named executive officers.

Hong Bu

On June 3, 2005, we entered into a Contract of Employment, pursuant to which we pay Ms. Bu RMB 4,000 per month. This agreement is for a term of five years expiring June 3, 2010, however, either party may terminate this agreement at anytime upon 60 days’ advanced notice. However, due to insufficient capital resources, Ms. Bu agreed not to receive cash compensation in 2006 and 2005 for her services under this agreement.

Chengzhi Wang

On June 3, 2005, we entered into a Contract of Employment, pursuant to which we pay Mr. Wang RMB 4,000 per month. This agreement is for a term of five years expiring June 3, 2010, however, either party may terminate this agreement at anytime upon 60 days’ advanced notice. Due to insufficient capital resources, Mr. Wang agreed not to receive cash compensation in 2006 and 2005 for his services under this agreement.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

There are no transactions to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest.

The Board of Directors has determined that none of the Company’s current directors are independent directors within the meaning set forth in the rules of NASDAQ as currently in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 11, 2010, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

Title of Class	Name and Address of Owner	Amount and Nature of Ownership		Percent of Class(1)
Executive Officers and Directors
Common Stock	Jinjiang Wang The 4th Group, 21st Residents’ Committee Xinhua Street, Boli Town, Boli County Heilongjiang Province P.R.C.	4,801,390 Direct	(2)	24.4%
Common Stock	Chengzhi Wang No. 98 Xiangshun Street Xiangfang District, Harbin, P.R.C.	3,892,970 Direct		19.8%
Common Stock	Hong Bu No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	750,046 Direct		3.8%
Common Stock	Jiping Wang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	700,734 Direct		3.6%
Common Stock	Song Yang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	726,688 Direct		3.7%
Common Stock	All Directors and Executive Officers as a Group	10,871,828 Direct		55.2%

5% Holder
Common Stock	T Squared Investments LLC. 1325 Sixth Avenue, Floor 28 New York, NY 10019	4,583,333 Direct	(3)	20.2%

(1) Applicable percentage ownership is based on 19,690,690 shares of common stock outstanding as of January 11, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of January 11, 2010 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Jinjiang Wang has been the President of the Company since June 3, 2005. He has been and is the President of Harbin Hainan Kangda since 2000. Jinjiang Wang acquired 165,182 shares of the Company pursuant to the Reorganization Agreement on June 3, 2005 and 428,572 shares of the Company as Kangtai’s sole designee pursuant to the Stock Purchase Agreement on June 3, 2005. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of the Company and Mr. Jinjiang Wang acquired 4,207,636 shares from 14,248,395 shares of the Company.

 (3)  Of which 50,000 shares of common stock are issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock at the election of the holder at any time and 2,933,334 shares of common stock are issuable upon the exercise of warrants which are immediately exercisable or the conversion of the Series A Convertible Preferred Stock at anytime. Pursuant to the Preferred Stock Purchase Agreements and Common Stock Purchase Warrants by and between the Company and the T Squared Investments LLC (“T Squared”) dated March 21, 2008 and July 16, 2008, T Squared is not entitled to exercise any warrant which will result in beneficial ownership by T Squared and its affiliates of more than 4.9% of the outstanding shares of the Company’s common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 200,000,000 shares of preferred stock, par value $0.001 per share. As of January 11, 2010, 19,690,690 shares of common stock were issued and outstanding and 50,000 shares of Series A Convertible Preferred Stock were issued and outstanding. In addition, at such date, 3,900,000 shares of common stock were reserved for issuance upon the conversion of the Series A Convertible Preferred Stock and the exercise of outstanding common stock purchase warrants.

COMMON STOCK

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future. However, while the Series A Convertible Preferred Stock is outstanding, no dividends shall be payable with respect to the common stock.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

PREFERRED STOCK

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 200,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not designated any shares of the authorized but unissued preferred stock.

Series A Convertible Preferred Stock

We authorized 1,250,000 shares of preferred stock, designated as Series A Convertible Preferred Stock, $0.001 par value per share, of which 300,000 shares are issued and outstanding.

Voting, Dividend and Other Rights. The holders of Series A Convertible Preferred Stock have no voting rights. The Series A Convertible Preferred Stock is not entitled to receive any dividends.

Rights Upon Liquidation. Upon liquidation, each outstanding share of Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $0.60 in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities before any distribution or payment is made to any securities junior to the Series A Convertible Preferred Stock.

Conversion Rights. Each shares of Series A Convertible Preferred Stock shall be initially convertible into one share of common stock at the option of the holders at any time, subject to certain adjustments and limitations.

WARRANTS

On March 21, 2008, the Company has issued warrants to purchase up to 1,250,000 shares of common stock at an initial exercise price of $0.75 per share and warrants to purchase up to 1,500,000 shares of common stock at an initial exercise price of $1.00 per share at any time on or prior to March 21, 2011. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to certain adjustments.

On July 16, 2008, the Company has issued warrants to purchase up to 500,000 shares of common stock at an initial exercise price of $0.9375 per share and warrants to purchase up to 600,000 shares of common stock at an initial exercise price of $1.25 per share at any time on or prior to July 15, 2011. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to certain adjustments.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of CKGT. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

TRANSFER AGENT AND REGISTER

The transfer agent and registrar for our common stock is Interwest Transfer Co. Inc., telephone number (801)272-9294.

MARKET INFORMATION

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CKGT.”

SELLING STOCKHOLDERS

The following table sets forth as of January 11, 2010, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the sales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name	Total Shares Owned and Issuable Upon Conversion of Preferred shares and Exercise of Warrants Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering (1)	Percentage of Common Stock Owned after Completion of Offering (2)

T Squared Investments LLC.(3)	4,583,333	2,000,000	2,583,333	20.2%

Total	4,583,333	2,000,000	2,583,333	20.2%

(1) Assumes that all securities registered will be sold.

(2) Applicable percentage ownership is based on 19,690,690 shares of common stock outstanding as of January 11, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of January 11, 2010 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Mark C. Jensen and Thomas M. Sauve are the managing members and have the voting and dispositive rights over the shares held by T. Squared Investments LLC.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by The Crone Law Group, San Francisco, California. The Crone Law Group holds an option to purchase 250,000 shares of common stock at an initial exercise price of $1.00 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2008 and 2007 included in this prospectus have been audited by Michael T. Studer, CPA, P.C., independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

PART I—FINANCIAL INFORMAION
 Item 1. Financial Statements

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Balance Sheets
(Expressed in US Dollars)

	September 30,	December 31,
	2009	2008
	(Unaudited as restated - Note 17)
ASSETS
Current Assets
Cash and cash equivalents	$3,398,563	$4,398,897
Accounts receivable, net of reserve for allowances, and doubtful accounts of $1,466,800 and $979,700, respectively	3,201,832	3,869,985
Inventories	2,429,540	3,376,635
Other receivables and prepaid expenses	2,756	1,005
Total Current Assets	9,032,691	11,646,522

Property and Equipment, net	9,999,523	6,236,914

Other Assets
Land use rights, net	19,517,543	8,609,491
Intangible assets, net	351,445	454,445
Total Assets	$38,901,202	$26,947,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$216,216	$315,639
Payable to seller of land use rights	6,815,304	-
Note payable	887,414	887,475
Taxes payable	596,221	570,855
Total current liabilities	8,515,155	1,773,969

Estimated liability for equity-based financial instruments with characteristics of liabilities (as restated - Notes 10 and 17):
Designated as Series A Convertible Preferred Stock (733,333 shares issued and outstanding at September 30, 2009)	1,041,333	-
Warrants	3,200,090	-
Total	4,241,423	-

Total liabilities	12,756,578	1,773,969

Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.001 par value; authorized 200,000,000 shares, issued and outstanding: 0 and 1,150,000 shares, respectively	-	1,150
Common stock, $0.001 par value; authorized 200,000,000 shares, issued and outstanding: 18,409,351 and 17,885,625 shares, respectively	18,410	17,886
Additional paid-in capital (as restated in 2009 - Note 17)	7,869,185	7,819,865
Retained earnings
Appropriated	3,469,968	2,682,345
Unappropriated (as restated in 2009 - Note 17)	11,738,312	11,604,285
Accumulated other comprehensive income	3,048,749	3,047,872
Total stockholders' equity	26,144,624	25,173,403
Total Liabilities and Stockholders' Equity	$38,901,202	$26,947,372
See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Expressed in US Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited as	(Unaudited as	(Unaudited as	(Unaudited as
	restated - Note 17)	restated)	restated - Note 17)	restated)
Net Sales	$8,187,397	$6,184,685	$18,030,093	$13,961,101

Cost of Sales	(4,941,881)	(3,676,334)	(10,810,714)	(8,899,088)

Gross Profit	3,245,516	2,508,351	7,219,379	5,062,013

Operating Expenses
Selling expenses	71,625	136,214	129,569	211,273
General and administrative expenses	112,896	138,052	236,521	377,967
Provision for (reduction in) reserve for allowances, returns, and doubtful accounts	(492,206)	-	457,307	136,125
Depreciation	19,210	19,675	58,267	57,453
Amortization of land use rights	9,543	9,588	28,620	27,991
Amortization of intangible assets	34,311	34,475	102,906	100,646
Total operating expenses	(244,621)	338,004	1,013,190	911,455
Income from Operations	3,490,137	2,170,347	6,206,189	4,150,558

Other Income (Expenses)
Interest income	43	97	69	624
Income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value	(2,738,135)	-	(4,236,850)	-
Imputed interest	(13,307)	(13,370)	(39,909)	(39,032)
Loss on disposal of property and equipment	-	(197)	(132)	(14,246)
Total Other Income (Expenses)	(2,751,399)	(13,470)	(4,276,822)	(52,654)
Income before Income Taxes	738,738	2,156,877	1,929,367	4,097,904
Income Tax Expense	(455,035)	(389,737)	(1,026,477)	(685,942)
Net Income	283,703	1,767,140	902,890	3,411,962
Deemed dividends relating to the beneficial conversion feature included in the sales of Series A preferred stock and warrants (as restated for the three months and nine months ended September 30, 2008)	-	(126,250)	-	(322,750)
Net income attributable to common stockholders (as restated for the three months and nine months ended September 30, 2008)	$283,703	$1,640,890	$902,890	$3,089,212
Net income per common share (as restated for the three months and nine months ended September 30, 2008)
Basic	$0.02	$0.09	$0.05	$0.17
Diluted	$0.01	$0.09	$0.05	$0.17

Weighted average number of common shares outstanding
Basic	18,030,492	17,739,625	17,933,914	17,739,625
Diluted	19,702,898	18,921,690	19,258,049	18,446,263

Comprehensive income:
Net income	$283,703	$1,767,140	$902,890	$3,411,962
Foreign currency translation adjustment	29,424	66,880	877	1,221,092
Total	$313,127	$1,834,020	$903,767	$4,633,054

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(Expressed in US Dollars)

					Additional	Unappropriated	Appropriated	Accumulated other
	Preferred Stock $0.001 par value		Common Stock $0.001 par value		paid-in	retained	retained	comprehensive
	Shares	Amount	Shares	Amount	capital	earnings	earnings	income	Total
					( As restated for the year ended December 31, 2008- Note 17)				(As restated for the year ended December 31, 2008- Note 17)

Balance at December 31, 2006	-	$-	17,739,625	$17,740	$6,558,082	$5,266,815	$1,361,365	$691,037	$13,895,039
Imputed interest on note payable	-	-	-	-	49,766	-	-	-	49,766
Transfer to statutory and									-
staff welfare reserves	-	-	-	-	-	(483,572)	483,572	-	-
Net income for the year ended December 31, 2007	-	-	-	-	-	2,299,700	-	-	2,299,700
Currency translation adjustment	-	-	-	-	-	-	-	1,047,589	1,047,589
Balance at December 31, 2007	-	-	17,739,625	17,740	6,607,848	7,082,943	1,844,937	1,738,626	17,292,094
Sale of Series A
preferred stock	1,250,000	1,250	-	-	719,672	-	-		720,922
Deemed dividends	-	-	-	-	322,750	(322,750)	-		-
Issuance of shares in consideration for
the waiver of liquidated damages	-	-	46,000	46	26,634	-	-	-	26,680
Conversion of Series A preferred stock	(100,000)	(100)	100,000	100	-	-	-	-	-
Stock option expense	-	-	-	-	90,635		-		90,635
Imputed interest on note payable	-	-	-	-	52,326	-	-	-	52,326
Transfer to statutory and
staff welfare reserves	-	-	-	-	-	(837,408)	837,408	-	-
Net income for the year ended December 31, 2008	-	-	-	-	-	5,681,500	-	-	5,681,500
Currency translation adjustment	-	-	-	-	-	-	-	1,309,246	1,309,246
Balance at December 31, 2008	1,150,000	1,150	17,885,625	17,886	7,819,865	11,604,285	2,682,345	3,047,872	25,173,403
Unaudited as restated-Note 17:
January 1, 2009 cumulative effect of change in accounting principle:
Reclassification of Series A Preferred Stock and A, B, C, and D warrants from stockholders’ equity to liabilities, including revaluation at fair value of $18,760 (Note 10)	(1,150,000)	(1,150)	-	-	(688,850)	18,760	-	-	(671,240)
Balance at January 1, 2009 after cumulative effect adjustment	-	-	17,885,625	17,886	7,131,015	11,623,045	2,682,345	3,047,872	24,502,163
Imputed interest on note payable	-	-	-	-	39,909	-	-	-	39,909
Conversion of Series A preferred stock	-	-	416,667	417	666,250	-	-	-	666,667
Exercise of stock option	-	-	107,059	107	32,011	-	-	-	32,118
Transfer to statutory and
staff welfare reserves	-	-	-	-	-	(787,623)	787,623	-	-
Net income for the nine months ended September 30, 2009 (as restated - Note 17)	-	-	-	-	-	902,890	-	-	902,890
Currency translation adjustment	-	-	-	-	-	-	-	877	877
Balance at September 30, 2009 (Unaudited)	-	$-	18,409,351	$18,410	$7,869,185	$11,738,312	$3,469,968	$3,048,749	$26,144,624

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Nine Months Ended September 30,
	2009	2008
	(Unaudited as	(Unaudited)
Cash Flows from Operating Activities	restated - Note 17)
Net income (as restated in 2009 - Note 17)	$902,890	$3,411,962
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value (as restated in 2009 - Note 17)	4,236,850	-
Depreciation - cost of sales	294,709	292,932
Depreciation - operating expenses	58,267	57,453
Amortization of land use rights -cost of sales	109,635	-
Amortization of land use rights- operating expenses	28,620	27,991
Amortization of intangible assets	102,906	100,646
Provision for allowances, returns, and doubtful accounts	457,307	136,125
Stock option expense	-	59,225
Cashless exercise of stock option charged to operations	32,118	-
Imputed interest	39,909	39,032
Loss on disposal of property and equipment	132	14,246
Changes in operating assets and liabilities
Accounts receivable, net	211,148	(560,609)
Other receivables and prepaid expenses	(1,751)	18,209
Inventories	947,095	2,275,839
Accounts payable and accrued liabilities	(99,423)	(22,367)
Taxes payable	25,366	170,284
Net cash provided by (used for) operating activities	7,345,778	6,020,968
Cash Flows from Investing Activities
Proceeds from disposals of property and equipment	-	2,532
Purchases of land use rights	(4,224,870)	(7,255,081)
Purchases of property and equipment	(4,113,831)	-
Net cash provided by (used for) investing activities	(8,338,701)	(7,252,549)
Cash Flows from Financing Activities
Sale of Series A preferred stock-net	-	670,917
Net cash provided by (used for) financing activities	-	670,917

Effect of exchange rate changes on cash and cash equivalents	(7,411)	699,243
Increase (decrease) in cash and cash equivalents	(1,000,334)	138,579

Cash and cash equivalents, beginning of period	4,398,897	509,901

Cash and cash equivalents, end of period	$3,398,563	$648,480

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$962,714	$515,658

Schedule of non-cash investing and financing activities:
Acquisition of Taichan Baisa land use rights	$9,736,149	$-
Less amount paid to September 30, 2009	(2,920,845)	-
Due seller at September 30, 2009	$6,815,304	$-

See notes to consolidated financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

NOTE 1 – INTERIM FINANCIAL STATEMENTS

The unaudited financial statements as of September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 2009 and the results of operations and cash flows for the periods ended September 30, 2009 and 2008. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the three and nine months ended September 30, 2009 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2009. The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. These unaudited financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2008 as included in our report on Form 10-K/A, as filed with the SEC on December 23, 2009.

NOTE 2 - ORGANIZATION AND BUSINESS OPERATIONS

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”), a company with limited liability, was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

US China Kangtai and BVI China Kangtai are investment holding companies and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in the PRC.

In 2004, BVI China Kangtai acquired Harbin Hainan Kangda. In 2005, US China Kangtai acquired BVI China Kangtai.

On September 26, 2006, Harbin Hainan Kangda acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a PRC company with limited liability previously owned by two stockholders, for $1,475,000 in cash. Taishan Kangda grows and sells cactus.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter collectively referred to as the “Company”.

The accompanying consolidated financial statements include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda. All significant inter-company accounts and transactions have been eliminated in consolidation.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, payable to seller of land use rights, note payable, taxes payable, and estimated liability for equity-based financial instruments with characteristics of liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments and for the equity-based financial instruments, based on quoted market prices (For the Series A Convertible Preferred Stock) and calculations using the Black-Scholes option pricing model (for the warrants).

Foreign Currency Translation

The functional currency of US China Kangtai and BVI China Kangtai is the United States dollar. The functional currency of Harbin Hainan Kangda and Taishan Kangda is the Chinese Renminbi (“RMB”). The reporting currency of the Company is the United States dollar.

Harbin Hainan Kangda and Taishan Kangda assets and liabilities are translated into United States dollars at period-end exchange rates ($0.14668 and $0.14669 at September 30, 2009 and December 31, 2008, respectively). Harbin Hainan Kangda and Taishan Kangda revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ($0.14659 and $0.14337 for the nine months ended September 30, 2009 and 2008, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents at September 30, 2009 and December 31, 2008 consist of cash on hand and demand deposit accounts with banks. The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. A reserve for allowances and doubtful accounts is established and recorded based on historical experience and the aging of the related accounts receivable.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Work in progress and finished goods are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Property and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets (40 years for buildings, 12 years for plant equipment and machinery, 10 years for motor vehicles, and 8 years for furniture and office equipment).

Intangible and Other Long-Lived Assets

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. Land use rights are being amortized on a straight-line basis over the remaining term of the related agreements, which range from 40 to 50 years. Other intangible assets consist of patents and licenses. Patents and licenses are being amortized over their expected useful economic life of 10 years.

The Company reviews its long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Revenue Recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $73,295 and $132,412 for the nine months ended September 30, 2009 and 2008, respectively.

Research and Development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses for the nine months ended September 30, 2009 and 2008 were $58,636 and $12,330, respectively.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation- Stock Compensation”.

In addition to requiring supplemental disclosures, FASB ASC 718, Compensation – Stock Compensation, addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

References to the issuances of restricted stock refer to stock of a public company issued in private placement transactions to individuals who are eligible to sell all or some of their shares of restricted Common Stock pursuant to Rule 144, promulgated under the Securities Act of 1933 (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder who is not an affiliate and has satisfied a six-month holding period may sell all of his restricted stock without restriction, provided that the Company has current information publicly available. Rule 144 also permits, under certain circumstances, the sale of restricted stock, without any limitations, by a non-affiliate of the Company that has satisfied a one-year holding period.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying enacted statutory tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants, and convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per common share are excluded from the calculation.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

The following table provides a reconciliation of common shares used in the net income per basic share and net income per diluted share computations for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Weighted average shares outstanding - basic	18,030,492	17,739,625	17,933,914	17,739,625
Series A convertible preferred stock	1,150,000	1,182,065	1,150,000	706,638
Incremental common shares from stock options
and warrants	522,406	-	174,135	-
Weighted average shares outstanding - diluted	19,702,898	18,921,690	19,258,049	18,446,263

The Company uses the treasury stock method to account for the dilutive effect of unexercised stock options and warrants in net income per diluted share. Antidilutive common shares relating to stock options and warrants excluded from the computation of net income per diluted share were approximately 3,577,594 and 4,100,000 for the three months ended September 30, 2009 and 2008, respectively, and were approximately 3,925,865 and 4,100,000 for the nine months ended September 30, 2009 and 2008, respectively.

Segment Information

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Adoption of Change in Accounting Principle in Conformity with Generally Accepted Accounting Principles

In accordance with generally accepted accounting principles, the Company has reclassified, effective January 1, 2009, certain financial instruments previously reflected within stockholders’ equity as liabilities, which include non-redeemable convertible preferred stock and warrants to purchase common stock, based upon the Company’s evaluation of contingency exercise provisions contained in those financial instruments (see notes 10, 11, 12 and 17).

Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 4 - INVENTORIES

Inventories consist of:
	September 30,	December 31,
	2009	2008
Cactus stock	$1,994,996	$2,810,861
Other raw materials and work-in-process	61,159	49,826
Finished goods	373,385	515,948
Total	2,429,540	3,376,635
Less: allowance for market adjustments to inventories	-	-
Net	$2,429,540	$3,376,635

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

NOTE 5 – ACQUISITION OF LAND USE RIGHTS AND RELATED PROPERTY AND EQUIPMENT IN CURRENT PERIOD AND RELATED FINANCING

On March 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with Qitaihe Kangwei Biotechnology Co., Ltd. (“Seller”). Under the terms of the Agreement, the Company was to acquire (i) land use rights of state-owned land located in Shuguang Village of Xinxing District in Qitaihe City, covering an area of 49 thousand square meters, with a use life of 43 years, (ii) housing ownership of 5,606.20 square meters in Shuguang Village of Xinxing District in Qitaihe City, HeiLongJiang Province and (iii) fixed assets consisting of machinery, equipment and facilities (including equipment, information, file data, spare parts and office supplies) located on the acquired premises. The land use rights, housing ownership and fixed assets are collectively referred to as the “Assets”.

The purchase price for the Assets was 37,000,000 RMB ($5,421,610). The Company was to also pay transfer fees and taxes in connection with the registration of the sale of the Assets. The purchase price was to be paid in installments: 50% within 5 days of signing the Agreement, 10% upon Seller completing the handover procedure and the remaining 40% within 5 days of Seller’s completion of the registration (“approval”) of the sale in the land administration and other departments in the People’s Republic of China, which was expected to be completed within 90 days of the payment of the first installment of the purchase price. As of September 30, 2009, the Company has paid the 37,000,000 RMB ($5,421,610) purchase price. The registration of the sale was completed on October 8, 2009 and amortization of the portion of the price attributed to the land use rights of 8,936,484 RMB ($1,309,999) and the related property and equipment of 28,063,516 RMB ($4,113,831) will begin to be charged to operations.

On August 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with the Local Government of Baisha Town, Taishan City, Guangdong Province (“Seller”). Under the terms of the Agreement, the Company was to acquire land use rights of state-owned land located in Langbei Village, Baisha Town covering an area of 181,854 square meters, with a useful life of 50 years starting from the issue date of the land use right certificate.

The purchase price for the Taishan Basha land use rights was 66,376,800 RMB ($9,736,149). The Company was to also pay transfer fees and taxes in connection with the registration of the sale of the land use rights. The purchase price was to be paid in installments: 30% within 30 days of signing the Agreement, and the remainder due to the Seller upon completing the handover procedure including completion of the registration (“approval”) of the sale in the land administration and other departments in the People’s Republic of China, which is expected to be completed in December 2009. The Company paid the initial 30% installment of 19,913,040 RMB ($2,920,845) to the Seller on September 17, 2009, leaving a remaining balance due of 46,463,760 RMB ($6,815,304) in unpaid Payable to Seller of land use rights at September 30, 2009 to be paid to the Seller upon receipt of approvals. These land use rights will be considered placed in service and amortization of this cost will begin to be charged to operations commencing December 2009 upon receipt of PRC approvals by the Company.

Below is a summary of the land use rights and related property and equipment acquired in the current period and the related financing:

	Taishan Baisha		Qitaihe		Total
	RMB	Dollars	RMB	Dollars	RMB	Dollars
Land use rights	66,376,800	$9,736,149	8,936,484	$1,309,999	75,313,284	$11,046,148
Building	-	-	22,596,862	3,314,311	22,596,862	3,314,311
Equipment	-	-	5,343,575	783,748	5,343,575	783,748
Other	-	-	123,079	18,034	123,079	18,034
Total	66,376,800	9,736,149	37,000,000	5,426,092	103,376,800	15,162,241
Less, cash paid during period	19,913,040	2,920,845	37,000,000	5,426,092	56,913,040	8,346,937
Unpaid payable to Seller at September 30, 2009	46,463,760	$6,815,304	-	$-	46,463,760	$6,815,304

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consist of:

	September 30,	December 31,
	2009	2008
Buildings:
Already in service	$2,928,548	$2,928,548
Placed in service in October 2009 after PRC approval (Note 5)	3,314,311	-
Subtotal	6,242,859	2,928,548
Plant equipment and machinery	5,438,103	4,654,625
Motor vehicles	307,620	289,586
Furniture and office equipment	11,167	13,817
Total	11,999,749	7,886,576
Less accumulated depreciation	(2,000,226)	(1,649,662)
Net	$9,999,523	$6,236,914

NOTE 7 - LAND USE RIGHTS

Land use rights, net consist of:

	September 30, 2009	December 31, 2008
Harbin Hainan Kangda
Already in service	$8,026,797	$8,026,397
To be placed in service after PRC approval expected in December 31, 2009 (Note 5)	11,046,010	-
	19,072,807	8,026,397
Taishan Kangda	873,003	873,035
Total	19,945,810	8,899,432
Less accumulated amortization	(428,267)	(289,941)
Net	$19,517,543	$8,609,491

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

The expected amortization of the above land use rights for each of the five succeeding fiscal years ending December 31, and in the aggregate, are as follows:

Period ending December 31,	Amount
3 months 2009	$115,957
Years:
2010	463,829
2011	463,829
2012	463,829
2013	463,829
2014	463,829
Thereafter	17,082,441
Total	$19,517,543

NOTE 8 - INTANGIBLE ASSETS

Intangible assets, net consist of:

	September 30,	December 31,
	2009	2008
Patents and licenses	$1,374,392	$1,374,485
Total	1,374,392	1,374,485
Less accumulated amortization	(1,022,947)	(920,040)
Net	$351,445	$454,445

The expected amortization of the above intangible assets for each of the five succeeding fiscal years ending December 31, and in the aggregate, are as follows:

Period ending December 31,	Amount
3 months 2009	$34,518
Years:
2010	137,208
2011	134,760
2012	44,959
2013	-
2014	-
Total	$351,445

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)
NOTE 9 - NOTE PAYABLE

Note payable consists of:
	September 30,	December 31,
	2009	2008
Note payable to a financial institution, unsecured and due on demand.	$887,414	$887,475

The note payable (6,050,000 RMB) is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $39,909 and $39,032 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 10 – ESTIMATED LIABILITY FOR EQUITY-BASED FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF LIABIILTIES

Effective January 1, 2009, in accordance with EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”, the Company reclassified the fair values at January 1, 2009 of the outstanding Series A Convertible Preferred Stock and the warrants comprising the March 21, 2008 and the July 16, 2008 sales of units (see note 11) from stockholders’ equity to liabilities, as follows:
	Shares/ Warrants	Fair Value
Series A Convertible Preferred Stock	1,150,000	$333,500
A warrants	1,250,000	122,000
B warrants	1,500,000	120,150
C warrants	500,000	47,950
D warrants	600,000	47,640
Total warrants	3,850,000	337,740
Total financial instruments	5,000,000	$671,240

Since at January 1, 2009 the carrying value of the outstanding financial instruments was $690,000, the Company recognized a cumulative effect adjustment resulting from a change in accounting principle of $18,760, or a net of $671,240. Accordingly, the unappropriated retained earnings balance at December 31, 2008 was increased from $11,604,285 to $11,623,045, as adjusted, on January 1, 2009.

The characteristics which require classification of the Series A Preferred Stock and warrants as liabilities are the Company’s obligations to reduce the conversion price of the Series A Preferred Stock and the exercise price of the warrants in the event that the Company sells, grants, or issues any shares, options warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants. As a result, the Company remeasures the fair values of these financial instruments each quarter, adjusts the liability balances, and reflects changes in operations as “income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values”.

At September 30, 2009, the fair values of the financial instruments consisted of:
	Shares/ Warrants	Fair Value

Series A Convertible Preferred Stock	733,333	$1,041,333

A warrants	1,250,000	1,123,250
B warrants	1,500,000	1,187,100
C warrants	500,000	431,400
D warrants	600,000	458,340
Total warrants	3,850,000	3,200,090

Total financial instruments	4,583,333	$4,241,423

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Below is a reconciliation of the change in the fair values of the financial instruments from January 1, 2009 through September 30, 2009:

	Shares/ Warrants	Fair Value
Balance, January 1, 2009	5,000,000	$671,240
Revaluation credited to operations	-	(262,725)
Balance, March 31, 2009	5,000,000	408,515
Revaluation charged to operations	-	1,761,440
Balance, June 30, 2009	5,000,000	2,169,955
Revaluation charged to operations	-	2,738,135
Conversion of Series A Preferred Stock to Common Stock	(416,667)	(666,667)
Balance, September 30, 2009	4,583,333	$4,241,423

NOTE 11 - SERIES A CONVERTIBLE PREFERRED STOCK

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. Westernking Financial Service acted as the sole placement agent in the transaction for a fee of $30,000 (6% of the gross proceeds).

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company was obligated to file and have declared effective by the SEC a registration statement registering the resale of the Shares and Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the A Warrants and B Warrants. If the registration statement was not declared effective by the SEC by August 28, 2008, the Registration Rights Agreement provided for the Company to issue to the Investor as liquidated damages an additional 1,000 shares of Series A Preferred Stock for each day thereafter not declared effective (subject to a maximum of 250,000 shares). On October 17, 2008, the SEC declared effective the Company’s registration statement on Form S-1.

The Series A Preferred Stock has no voting or dividend rights, is entitled to a liquidation preference of $0.60 per share, and each share is convertible into one share of Company common stock at the option of the holder (which was adjustable to more shares if certain “defined EPS” performance thresholds were not met for the six months ended September 30, 2008 or the year ended December 31, 2008; however, the performance thresholds were met). In addition, the Investor had the right to participate in any subsequent funding by the Company on a pro-rata basis at 100% of the offering price for a three month period following the closing. In addition, the conversion price of the Series A Preferred Stock and the exercise price of the warrants is to be reduced in the event of any stock splits or stock dividends or in the event that the Company sells, grants, or issues any shares, options, warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants.

The Company recorded as a $196,500 deemed dividend and as a $196,500 increase in additional paid-in capital, the beneficial conversion feature allocated to the convertible preferred stock only ($196,500) based on a relative allocation of the fair values of the convertible preferred stock ($625,000), the A warrants ($477,250) and the B Warrants ($488,250) to the gross actual proceeds received ($500,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.75 per share, exercise price of $0.75 per share for the A warrants, exercise price of $1.00 per share for the B warrants, term of 3 years, expected volatility of 74%, and risk-free interest rate of 4%.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

On July 16, 2008, the Company sold the Investor, for an aggregate purchase price of $250,000, an additional 416,667 shares of Series A Preferred Stock, warrants to purchase up to 500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.9375 per share, and warrants to purchase up to 600,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.25 per share. The Company recorded as a $126,250 deemed dividend and as a $126,250 increase in additional paid-in capital, the beneficial conversion feature allocated to the convertible preferred stock only ($126,250) based on a relative allocation of the fair values of the convertible preferred stock ($287,083) and the warrants ($281,580) to the gross actual proceeds received ($250,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.689 per share, exercise prices of $0.9375 and $1.25 per share, term of 3 years, expected volatility of 71.4%, and risk-free interest rate of 4%.

Below is a summary of the deemed, dividends for the year ended December 31, 2008:

March 21, 2008	$196,500
July 16, 2008	126,250
Total	$322,750

On October 27, 2008, the Company issued 100,000 shares of common stock to the Investor for the conversion of 100,000 shares of Series A Preferred Stock. On September 10, 2009, the Company issued 416,667 shares of common stock to the Investor for the conversion of 416,667 shares of Series A Preferred Stock.

NOTE 12 – STOCK OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

A summary of stock option and warrant activity for the year ended December 31, 2008 and for the nine months ended September 30, 2009 follows:

	Stock Options	Warrants
Outstanding at January 1, 2008	-	-
Granted and issued	400,000	3,850,000
Exercised	-	-
Forfeited/expired/cancelled	-	-
Outstanding at December 31, 2008	400,000	3,850,000
Granted and issued	-	-
Exercised	(107,059)	-
Forfeited/expired/cancelled	(42,941)	-
Outstanding at September 30, 2009	250,000	3,850,000

Stock options outstanding at September 30, 2009 and December 31, 2008 consist of:

Date	Number	Number	Exercise	Expiration
Granted	Outstanding	Exercisable	Price	Date

March 10, 2008	250,000	250,000	$1.00	March 10, 2012

Total	250,000	250,000

The 400,000 stock options granted in 2008 were all issued to the Company’s law firm for services rendered.

On March 10, 2008, the Company granted 250,000 options to the law firm, all immediately exercisable at $1.00 per share to March 10, 2012, and expensed the $59,225 fair value of these options at March 10, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.41 per share, exercise price of $1.00 per share, term of 4 years, expected volatility of 100%, and risk-free interest rate of 4%).

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

On December 31, 2008, the Company granted 150,000 options to the law firm, all immediately exercisable at $0.30 per share to December 31, 2012. The Company expensed the $31,410 fair value of these options at December 31, 2008 and for the year then ended (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.29 per share, exercise price of $0.30 per share, term of 4 years, expected volatility of 107%, and risk-free interest rate of 2%). In July 2009, pursuant to a cashless exercise amendment, 107,059 options were converted into 107,059 shares of common stock and the remaining 42,941 options were cancelled. During the nine months ended September 30, 2009, the Company expensed the $32,118 exercise amount relating to the 107,059 shares.

Warrants outstanding at September 30, 2009 and December 31, 2008 consist of:

Date	Number	Number	Exercise	Expiration
Granted	Outstanding	Exercisable	Price	Date

March 21, 2008	1,250,000	1,250,000	$0.75	March 21, 2011
March 21, 2008	1,500,000	1,500,000	$1.00	March 21, 2011
July 16, 2008	500,000	500,000	$0.9375	July 16, 2011
July 16, 2008	600,000	600,000	$1.25	July 16, 2011

Total	3,850,000	3,850,000

NOTE 13 – RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Harbin Hainan Kangda and Taishan Kangda only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.  In addition, PRC laws and regulations require that annual appropriations of after-tax income should be set aside prior to payments of dividends as a reserve fund.  As a result of these PRC laws and regulations Harbin Hainan Kangda and Taishan Kangda are restricted in their ability to transfer a portion of their net assets in the form of dividends, loans or advances, which restricted portion amounted to $11,656,524 and $10,185,183 at September 30, 2009 and December 31, 2008, respectively.

NOTE 14 - INCOME TAXES

The Company is subject to current income taxes on an entity basis on taxable income arising in or derived from the tax jurisdiction in which each entity is domiciled.

US China Kangtai was incorporated in the United States and is subject to United States income tax. No United States income taxes were provided in 2009 and 2008 since US China Kangtai had taxable losses in those periods.

At September 30, 2009, US China Kangtai has an unrecognized deferred United States income tax liability relating to undistributed earnings of Harbin Hainan Kangda. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Harbin Hainan Kangda and Taishan Kangda were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign owned enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 2005 and 2006, and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March 2005.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 35% to income (loss) before income taxes. The sources of the difference follow:

	Nine Months Ended September 30,
	2009	2008

Expected tax at 35% (as restated - Note 17)	$675,278	$1,434,266
Nondeductible expense from revaluation of Series A Preferred Stock and A,B,C, and D warrants with characteristics of liabilities at fair value (as restated - Note 17)	1,482,898	-
Tax effect of unutilized losses of
US China Kangtai and BVI China Kangtai	12,171	77,837

Tax effect of PRC income taxed at lower rate	(1,143,870)	(826,161)

Actual provision for income taxes	$1,026,477	$685,942

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Concentrations and risks

During 2009 and 2008, substantially all of the Company’s assets were located in China and 100% of the Company’s revenues were derived from customers located in China and Taiwan.

Substantially all of Harbin Hainan Kangda and Taishan Kangda’s business operations are conducted in the PRC and governed by PRC laws and regulations.  Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

NOTE 16 – SEGMENT AND OTHER INFORMATION

The Company operates in one industry segment – the production and sale of cactus, cactus health food, and other cactus products.  Substantially all of the Company’s identifiable assets at September 30, 2009 and December 31, 2008 were located in the PRC.  Net sales for the periods presented were all derived from PRC and Taiwan customers. During the nine months ended September 30, 2009, two customers accounted for 17% and 15% of net sales, respectively.

Net sales consisted of:
	Three months ended September 30,		Nine months ended September 30,
	20009	2008	20009	2008

Finished goods	$7,208,086	$5,329,127	$15,858,087	$10,785,295
Cactus stock	937,326	855,558	2,130,021	3,175,806
Other	41,985	-	41,985	-
Total	$8,187,397	$6,184,685	$18,030,093	$13,961,101

NOTE 17 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated its consolidated financial statements at September 30, 2009 and for the three and nine months ended September 30, 2009 (which were previously included in the Company’s Form 10-Q filed with the SEC on November 23, 2009) in order to correct errors relating to the accounting for the Series A Convertible Preferred Stock and warrants sold on March 21, 2008 and July 16, 2008 (see Notes 10 and 11). As previously reported, the Company did not reflect these financial instruments as liabilities and did not recognize changes in their fair values in operations. As restated, in accordance with EITF Issue No. 07-05, the Company reflected these financial instruments as liabilities and recognized changes in their fair values in operations.

The effect of the restatement adjustments on the consolidated balance sheet at September 30, 2009 follows:

	As Previously Reported		Adjustments	As Restated
Total assets	$38,901,202		$-	$38,901,202
Total current liabilities	$8,515,155		$-	$8,515,155
Estimated liability for equity-based financial instruments with characteristics of liabilities	-	(2)	4,908,090	4,241,423
		(3)	(666,667)
Total liabilities	8,515,155		4,241,423	12,756,578

Stockholders’ equity:
Preferred stock	733	(2)	(1,150)	-
		(3)	417
Common stock	18,410		-	18,410
Additional paid-in capital	8,319,035	(1)	(427,250)	7,869,185
		(2)	(688,850)
		(3)	666,250
Retained earnings:
Appropriated	3,469,968		-	3,469,968
Unappropriated	15,529,152	(1)	427,250	11,738,312
		(2)	(4,218,090)
Accumulated other comprehensive income	3,048,749		-	3,048,749
Total stockholders’ equity	30,386,047		(4,241,423)	26,144,624
Total liabilities and stockholders’ equity	$38,901,202		$-	$38,901,202
(1)	To decrease the year 2008 deemed dividends relating to the sales of units of Series A Convertible Preferred Stock and warrants from $750,000 to $322,750.
(2)
To reflect financial instruments (the Series A Convertible Preferred stock and warrants sold on March 21, 2008 and July 16, 2008) as liabilities at fair values and to recognize changes in their fair values in operations.

(3)	To reflect the conversion of 416,667 shares of Series A Convertible Preferred Stock into 416,667 shares of common stock on September 10, 2009.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

The effect of the restatement adjustments on the consolidated statement of operations for the three months ended September 30, 2009 follows:

	As Previously		As
	Reported	Adjustments	Restated

Income from operations	$3,490,137	$-	$3,490,137
Other Income (Expenses)
Interest Income	43	-	43
Income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value (Note 10)	- (2)	(2,738,135)	(2,738,135)
Imputed Interest	(13,307)	-	(13,307)
Total	(13,264)	(2,738,135)	(2,751,399)
Income before income taxes	3,476,873	(2,738,135)	738,738
Income tax expense	(455,035)	-	(455,035)
Net income	$3,021,838	$(2,738,135)	$283,703

Net income per common share:
Basic	$0.17	$(0.15)	$0.02
Diluted	$0.15	$(0.14)	$0.01

The effect of the restatement adjustments on the consolidated statements of operations for the nine months ended September 30, 2009 follows:

	As Previously		As
	Reported	Adjustments	Restated

Income from operations	$6,206,189	$-	$6,206,189
Other Income (Expenses)
Interest Income	69	-	69
Income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value (Note 10)	- (2)	(4,236,850)	(4,236,850)
Imputed Interest	(39,909)	-	(39,909)
Loss on disposal of property and equipment	(132)	-	(132)
Total	(39,972)	(4,236,850)	(4,276,822)
Income before income taxes	6,166,217	(4,236,850)	1,929,367
Income tax expense	(1,026,477)	-	(1,026,477)
Net income	$5,139,740	$(4,236,850)	$902,890

Net income per common share:
Basic	$0.29	$(0.24)	$0.05
Diluted	$0.27	$(0.22)	$0.05

NOTE 18-SUBSEQUENT EVENTS

On October 22, 2009, the Company issued 433,333 shares of common stock to the Investor for the conversion of 433,333 shares of Series A Preferred Stock.

On  November 15, 2009, the Company entered into a Common Stock Purchase Agreement (the “Agreement”) with Seaside 88, LP (“ Seaside”),  relating to the offering and sale of up to 2,100,000 shares of Company common stock. Subject to the limitations and qualifications set forth therein, the Agreement requires the Company to issue and sell, and Seaside to purchase, up to 150,000 shares of common stock once every two weeks, subject to the satisfaction of customary closing conditions. At the initial closing and at each subsequent closing, on each 14th day thereafter for twenty-six (26) weeks, the offing price of the Common stock will equal 87% of the volume weighted average trading price of the Common Stock for the ten consecutive trading days immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the Common Stock for the three trading days  immediately prior to such closing is below $1.25 per share, then the particular subsequent closing will not occur and the aggregate number of Shares to be purchased shall be reduced by 150,000 shares of Common Stock, The Agreement provides that the Company may, at its sole discretion, upon thirty (30) days’ prior written notice to Seaside, terminate the Agreement after the fifth subsequent closing. The Agreement contains representations and warranties and covenants for each party, which must be true and have been performed at each closing. The Agreement may be terminated by Seaside, by written notice to the Company, if the initial closing has not been consummated on or before March 31, 2010, provided, however, if the Company receives comments from the Securities and Exchange Commission on the registration statement covering the sale to Seaside, or the resale by Seaside, of the Shares, this date shall be extended until April 30, 2010.

The Company has evaluated subsequent events through the filing date of the Form 10-Q/A and has determined that there were no additional subsequent events to recognize or disclose in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Kangtai Cactus Bio-Tech Inc.

I have audited the accompanying consolidated balance sheets of China Kangtai Cactus Bio-Tech Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Kangtai Cactus Bio-Tech Inc. and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 14 to the consolidated financial statements, the Company restated its consolidated financial statements for the year ended December 31, 2008.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
April 10, 2009 (except as to Notes 8, 11, and 14, which are as of December 15, 2009)

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Balance Sheets
(Expressed in US Dollars)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$4,398,897	$509,901
Accounts receivable, net of allowance for returns and doubtful accounts of $979,700 and $838,736, respectively	3,869,985	4,036,169
Inventories	3,376,635	6,093,955
Other receivables and prepaid expenses	1,005	20,237
Total Current Assets	11,646,522	10,660,262

Property and Equipment, net	6,236,914	6,290,330

Other Assets
Intangible assets, net	454,445	553,038
Land use rights, net	8,609,491	1,290,141
Total Assets	$26,947,372	$18,793,771

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$315,639	$353,091
Note payable	887,475	829,437
Taxes payable	570,855	319,149
Total current liabilities	1,773,969	1,501,677

Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.001 par value; authorized 200,000,000 shares, issued and outstanding: 1,150,000 and 0 shares, respectively	1,150	-
Common stock, $0.001 par value; authorized 200,000,000 shares, issued and outstanding: 17,885,625 and 17,739,625 shares, respectively	17,886	17,740
Additional paid-in capital (as restated at December 31, 2008 - Note 14)	7,819,865	6,607,848
Retained earnings
Appropriated	2,682,345	1,844,937
Unappropriated (as restated at December 31, 2008 - Note 14)	11,604,285	7,082,943
Accumulated other comprehensive income	3,047,872	1,738,626
Total stockholders' equity	25,173,403	17,292,094
Total Liabilities and Stockholders' Equity	$26,947,372	$18,793,771

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Expressed in US Dollars)

	Year Ended December 31,
	2008	2007
	(As restated - Note 14)

Net Sales	$20,300,583	$14,240,655

Cost of Sales	(12,307,303)	(9,629,251)

Gross Profit	7,993,280	4,611,404

Operating Expenses
Selling expenses	214,285	279,303
General and administrative expenses (as restated in 2008 - Note 14)	680,054	1,151,534
Depreciation	77,015	70,589
Amortization of land use rights	73,761	35,983
Amortization of intangible assets	134,924	123,704
Total operating expenses	1,180,039	1,661,113
Income from Operations	6,813,241	2,950,291

Other Income (Expenses)
Interest income	838	603
Imputed interest	(52,326)	(47,796)
Loss on disposal of property and equipment	(14,323)	-
Other income (expense) - net	-	(171)
Total Other Income (Expenses)	(65,811)	(47,364)
Income before Income Taxes (as restated in 2008 - Note 14)	6,747,430	2,902,927
Income Tax Expense	(1,065,930)	(603,227)
Net Income (as restated in 2008 - Note 14)	5,681,500	2,299,700
Deemed dividends relating to the beneficial conversion feature included in the
sales of the Series A preferred stock and warrants (as restated in 2008 - Note 14)	(322,750)	-
Net income attributable to common stockholders (as restated in 2008 - Note 14)	$5,358,750	$2,299,700
Net income per common share
Basic (as restated in 2008 - Note 14)	$0.30	$0.13
Diluted (as restated in 2008 - Note 14)	$0.29	$0.13

Weighted average number of common shares outstanding
Basic	17,767,461	17,739,625
Diluted	18,597,561	17,739,625

Comprehensive income:
Net income (as restated in 2008 - Note 14)	$5,681,500	$2,299,700
Foreign currency translation adjustment	1,309,246	1,047,589
Total	$6,990,746	$3,347,289

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(Expressed in US Dollars)

	Preferred Stock $0.001 par		Common Stock $0.001 par		Additional	Unappropriated	Appropriated	Accumulated other
	value		value		paid-in	retained	retained	comprehensive
	Shares	Amount	Shares	Amount	capital	earnings	earnings	income	Total
					(as restated in 2008 - Note 14)				(as restated in 2008 - Note 14)
Balance at December 31, 2006	-	$-	17,739,625	$17,740	$6,558,082	$5,266,815	$1,361,365	$691,037	$13,895,03939
Imputed interest on note payable	-	-	-	-	49,766	-	-	-	49,766
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(483,572)	483,572	-	-
Net income for the year ended December 31, 2007	-	-	-	-	-	2,299,700	-	-	2,299,700
Currency translation adjustment	-	-	-	-	-	-	-	1,047,589	1,047,589
Balance at December 31, 2007	-	-	17,739,625	17,740	6,607,848	7,082,943	1,844,937	1,738,626	17,292,094
Sale of Series A preferred stock	1,250,000	1,250	-	-	719,672	-	-		720,922
Deemed dividends (as restated in 2008 - Note 14)	-	-	-	-	322,750	(322,750)	-		-
Issuance of shares in consideration for the waiver of liquidated damages	-	-	46,000	46	26,634	-	-	-	26,680
Conversion of Series A Preferred Stock	(100,000)	(100)	100,000	100	-	-	-	-	-
Stock option expense (as restated - Note 14)	-	-	-	-	90,635		-		90,635
Imputed interest on note payable	-	-	-	-	52,326	-	-	-	52,326
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(837,408)	837,408	-	-
Net income for the year ended December 31, 2008 (as restated - Note 14)	-	-	-	-	-	5,681,500	-	-	5,681,500
Currency translation adjustment	-	-	-	-	-	-	-	1,309,246	1,309,246
Balance at December 31, 2008 (as restated - Note 14)	1,150,000	$1,150	17,885,625	$17,886	$7,819,865	$11,604,285	$2,682,345	$3,047,872	$25,173,403

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Year Ended December 31,
	2008	2007

Cash Flows from Operating Activities
Net income (as restated for 2008 - Note 14)	$5,681,500	$2,299,700
Adjustmens to reconcile net income to net cash provided by (used for) operating activities
Depreciation - cost of sales	408,351	143,937
Depreciation - operating expenses	77,015	70,589
Amortization of land use rights	73,761	35,983
Amortization of intangible assets	134,924	123,704
Issuance of shares in consideration for the waiver of liquidated damages	26,680	-
Stock option expense (as restated for 2008 - Note 14)	90,635	-
Imputed interest	52,326	47,796
Loss on disposal of property and equipment	14,323	-
Changes in operating assets and liabilities
Accounts receivable, net	166,184	(2,258,662)
Accounts receivable - related party	-	1,924
Other receivables and prepaid expenses	19,232	4,073
Inventories	2,717,320	1,288,489
Accounts payable and accrued liabilities	(37,452)	131,640
Taxes payable	251,706	240,813
Net cash provided by (used for) operating activities	9,676,505	2,129,986
Cash Flows from Investing Activities
Proceeds from disposals of property and equipment	2,546	-
Purchase of property and equipment	-	(2,631,017)
Purchase of land use right	(7,186,778)	-
Net cash provided by (used for) investing activities	(7,184,232)	(2,631,017)
Cash Flows from Financing Activities
Note payable	-	53,524
Sale of Series A preferred stock-net	720,922	-
Net cash provided by (used for) financing activities	720,922	53,524

Effect of exchange rate on cash	675,801	505,472
Increase (decrease) in cash and cash equivalents	3,888,996	57,965

Cash and cash equivalents, beginning of period	509,901	451,936

Cash and cash equivalents, end of period	$4,398,897	$509,901

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$814,224	$610,792

See notes to consolidated financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1.  Organization and Business Operations

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”), a company with limited liability, was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

US China Kangtai and BVI China Kangtai are investment holding companies and Harbin Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in the PRC.

In 2004, BVI China Kangtai acquired Harbin Hainan Kangda. In 2005, US China Kangtai acquired BVI China Kangtai.

On June 26, 2006, Harbin Hainan Kangda acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a PRC company with limited liability previously owned by two stockholders, for $1,475,000 in cash. At June 26, 2006, Taishan Kangda had not yet commenced business operations but owned a piece of land approximating 240,000 square metres in Guangdong Taishan used for growing cactus and a factory property.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter collectively referred to as the “Company”.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements for 2008 and 2007 include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda.

All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, note payable, and taxes payable.  The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments and based on interest rates of comparable instruments.

Foreign Currency Translation

The functional currency of US China Kangtai and BVI China Kangtai is the United States dollar.  The functional currency of Harbin Hainan Kangda and Taishan Kangda is the Chinese Renminbi (“RMB”).  The reporting currency of the Company is the United States dollar.

Harbin Hainan Kangda and Taishan Kangda assets and liabilities are translated into United States dollars at period-end exchange rates ($0.14669 and $0.13710 at December 31, 2008 and 2007, respectively).  Harbin Hainan Kangda and Taishan Kangda revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ($0.14415 and $0.13167 for the years ended December 31, 2008 and 2007, respectively).  Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2008 and 2007 consist of cash on hand and demand deposit accounts with banks. The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for returns and doubtful accounts is established and recorded based on historical experience and the aging of the related accounts receivable.

Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in first out method.

Work in progress and finished goods are stated at lower of cost or market value, cost being determined on a first in first out method.

Property and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets (40 years for buildings, 12 years for plant equipment and machinery, 10 years for motor vehicles, and 8 years for furniture and office equipment).

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Intangible and Other Long-Lived Assets

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments.  Land use rights are being amortized on a straight-line basis over the remaining term of the related agreements, which range from 40 to 50 years. Other intangible assets consist of patents and licenses. Patents and licenses are being amortized over their expected useful economic life of 10 years.

The Company reviews its long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.  The Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Revenue Recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $133,133 and $218,083 for the years ended December 31, 2008 and 2007, respectively.

Research and Development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses for the years ended December 31, 2008 and 2007 were $12,397 and $72,961, respectively.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123,  “Accounting for Stock-Based Compensation” and SFAS No.123(R), “Share-Based Payment”.  No stock options or warrants are outstanding at December 31, 2008.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying enacted statutory tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income per common share are excluded from the calculation.

Segment Information

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note 3. Inventories

Inventories consist of:

	December 31,
	2008	2007
Cactus stock	$2,810,861	$5,512,782
Other raw materials	49,826	82,872
Work-in-progress	-	2,700
Finished goods	515,948	495,601
Total	3,376,635	6,093,955
Less: allowance for market adjustments to inventories	-	-
Net	$3,376,635	$6,093,955

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 4.    Property, Plant and Equipment

Property, plant and equipment, net consist of:

	December 31,
	2008	2007
Buildings	$2,928,548	$2,831,657
Plant equipment and machinery	4,654,625	4,350,191
Motor vehicles	289,586	270,654
Furniture and office equipment	13,817	14,649
Total	7,886,576	7,467,151
Less accumulated depreciation	(1,649,662)	(1,176,821)
Net	$6,236,914	$6,290,330

Note 5.      Intangible Assets

Intangible assets, net consist of:

	December 31,
	2008	2007
Patents and licenses	$1,374,485	$1,284,604
Total	1,374,485	1,284,604
Less accumulated amortization	(920,040)	(731,566)
Net	$454,445	$553,038

The estimated amortization of intangible assets expense for each of the five succeeding fiscal years ending December 31, 2009, 2010, 2011, 2012, and 2013 is $137,448.

Note 6.     Land Use Rights

Land use rights, net consist of:

	December 31,
	2008	2007
Harbin Hainan Kangda	$8,026,397	$674,994
Taishan Kangda	873,035	815,985
Total	8,899,432	1,490,979
Less accumulated amortization	(289,941)	(200,838)
Net	$8,609,491	$1,290,141

The estimated amortization of land use rights expense for each of the five succeeding fiscal years ending December 31, 2009, 2010, 2011, 2012, and 2013 is $185,016.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 7.     Note Payable

Note payable consists of:

	December 31,
	2008	2007

Note payable to a financial institution, unsecured and due on demand.	$887,475	$829,437

The note payable (6,050,000 RMB) is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $52,326 and $49,766 for the years ended December 31, 2008 and 2007, respectively.

Note 8.   Stockholders’ Equity

Restricted Net Assets

Relevant PRC statutory laws and regulations permit payments of dividends by Harbin Hainan Kangda and Taishan Kangda only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.  In addition, PRC laws and regulations require that annual appropriations of after-tax income should be set aside prior to payments of dividends as a reserve fund.  As a result of these PRC laws and regulations Harbin Hainan Kangda and Taishan Kangda are restricted in their ability to transfer a portion of their net assets in the form of dividends, loans or advances, which restricted portion amounted to $10,185,183 and $8,745,639 at December 31, 2008 and 2007, respectively.

Series A Convertible Preferred Stock

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. Westernking Financial Service acted as the sole placement agent in the transaction and received a fee of $30,000 (6% of the gross proceeds).

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company is obligated to file and have declared effective by the SEC a registration statement registering the resale of the Shares and Common Stock issuable upon the Conversion of the Series A Preferred Stock and the exercise of the A Warrants and B Warrants. If the registration statement is not declared effective by the SEC by August 28, 2008, the Registration Rights Agreement provides for the Company to issue to the Investor as liquidated damages an additional 1,000 shares of Series A Preferred Stock for each day thereafter not declared effective (subject to a maximum of 250,000 shares). On October 17, 2008, the SEC declared effective the Company’s registration statement on Form S-1. On October 15, 2008, the Company issued 46,000 shares of common stock to the Investor in consideration for the waiver of liquidated damages.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

The Series A Preferred Stock has no voting or dividend rights, is entitled to a liquidation preference of $0.60 per share, and each share is convertible into one share of Company common stock at the option of the holder (which was adjustable to more shares if certain “defined EPS” performance thresholds were not met for the six months ended September 30, 2008 or the year ended December 31, 2008; however, the performance thresholds were met). In addition, the Investor had the right to participate in any subsequent funding by the Company on a pro-rata basis at 100% of the offering price for a three month period following the closing. In addition, the conversion price of the Series A Preferred Stock and the exercise price of the warrants is to be reduced in the event of any stock splits or stock dividends or in the event that the Company sells, grants, or issues any shares, options, warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants.

The Company recorded as a $196,500 deemed dividend and as a $196,500 increase in additional paid-in capital the beneficial conversion feature allocated to the convertible preferred stock only ($196,500) based on a relative allocation of the fair values of the convertible preferred stock ($625,000), the A warrants ($477,250) and the B warrants ($488,250) to the gross actual proceeds received ($500,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.75 per share, exercise price of $0.75 per share for the A warrants, exercise price of $1.00 per share for the B warrants, term of 3 years, expected volatility of 74%, and risk-free interest rate of 4%.

On July 16, 2008, the Company sold the Investor, for an aggregate purchase price of $250,000, an additional 416,667 shares of Series A Preferred Stock, warrants to purchase up to 500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.9375 per share, and warrants to purchase up to 600,000 shares of Company common stock exercisable for a period of three years at an exercise prices of $1.25 per share. The Company recorded as a $126,250 deemed dividend and as a $126,250 increase in additional paid-in capital, the beneficial conversion feature allocated to the convertible preferred stock only ($126,250) based on a relative allocation of the fair values of the convertible preferred stock ($287,083) and the warrants ($281,580) to the gross actual proceeds received ($250,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.689 per share, exercise prices of $0.9375 and $1.25 per share, term of 3 years, expected volatility of 71.4%, and risk-free interest rate of 4%.

Below is a summary of the deemed dividends for the year ended December 31, 2008:

March 21, 2008	$196,500
July 16, 2008	126,250
Total	$322,750

On October 27, 2008, the Company issued 100,000 shares of common stock to the Investor for the conversion of 100,000 shares of Series A Preferred Stock.

Note 9.   Income Taxes

The Company is subject to current income taxes on an entity basis on taxable income arising in or derived from the tax jurisdiction in which each entity is domiciled.

US China Kangtai was incorporated in the United States and is subject to United States income tax. No income taxes were provided in 2008 and 2007 since US China Kangtai had taxable losses in those years. At December 31, 2008, US China Kangtai had net operating loss carryforwards of approximately $773,000 which may be available to offset future taxable income. Management has not yet determined it to be more likely than not that a deferred tax asset of up to approximately $270,000 attributable to the utilization of these net operating loss carryforwards (which expire in 2028) will be realized. Accordingly, the Company has provided a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2008.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

At December 31, 2008, US China Kangtai has an unrecognized deferred United States income tax liability relating to undistributed earnings of Harbin Hainan Kangda and Taishan Kangda. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

Harbin Hainan Kangda and Taishan Kangda were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 2005 and 2006 and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March 2005.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income before income taxes. A reconciliation follows:

	Year Ended
	December 31,
	2008	2007
Expected tax at 35% (as restated in 2008 - Note 14)	$2,361,601	$1,016,024
Tax effect of unutilized losses of USA China Kangtai; BVI China Kangtai; and Taishan Kangda (as restated in 2008 - Note 14)	143,313	75,109
Tax effect of PRC income taxed at lower rate	(1,438,984)	(487,906)
Acutal provision for income taxes	$1,065,930	$603,227

Note 10.    Commitments and Contingencies

Operating lease commitments

The Company leases office space and land for growing cactus from third parties under operating leases. Rental expenses for all operating leases for the years ended December 31, 2008 and 2007 were $ 12,210 and $17,371 respectively.

At December 31, 2008, future minimum rental commitments under all non-cancellable operating leases are due as follows:

2009	$8,077
2010	3,940
2011	3,940
2012	3,940
2013	3,426
Thereafter	133,553

Total	$156,876

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Concentrations and risks

During 2008 and 2007, substantially all of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

Substantially all of Harbin Hainan Kangda and Taishan Kangda’s business operations are conducted in the PRC and governed by PRC laws and regulations. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Note 11 – Stock Options and Warrants to Purchase Common Stock

A summary of stock option and warrant activity for the year ended December 31, 2008 follows:

	Stock Options	Warrants
Outstanding at January 1, 2008	-	-
Granted and issued	400,000	3,850,000
Exercised	-	-
Forfeited/expired/cancelled	-	-
Outstanding at December 31, 2008	400,000	3,850,000

Stock options outstanding at December 31, 2008 consist of:

Date Granted	Number Outstanding	Number Exercisable	Exercise Price	Expiration Date

March 10, 2008	250,000	250,000	$1.00	March 10, 2012
December 31, 2008	150,000	150,000	$0.30	December 31, 2012
Total	400,000	400,000

The 400,000 stock options granted in 2008 were all issued to the Company’s law firm for services rendered.

On March 10, 2008, the Company granted 250,000 options to the law firm, all immediately exercisable at $1.00 per share to March 10, 2012, and expensed the $59,225 fair value of these options at March 10, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.41 per share, exercise price of $1.00 per share, term of 4 years, expected volatility of 100%, and risk-free interest rate of 4%.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

On December 31, 2008, the Company granted 150,000 options to the law firm, all immediately exercisable at $0.30 per share to December 31, 2012. The Company failed to include this transaction in the previously filed Form 10-K for the year ended December 31, 2008, but has restated  the December 31, 2008 balances in this Form 10-K/A to recognize an expense for the $31,410 fair value of these options at December 31, 2008 and for the year then ended (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.29 per share, exercise price of $0.30 per share, term of 4 years, expected volatility of 107%, and risk-free interest rate of 2%.

Warrants outstanding at December 31, 2008 consist of:

Date Granted	Number Outstanding	Number Exercisable	Exercise Price	Expiration Date

March 21, 2008	1,250,000	1,250,000	$0.75	March 21, 2011
March 21, 2008	1,500,000	1,500,000	$1.00	March 21, 2011
July 16, 2008	500,000	500,000	$0.9375	July 16, 2011
July 16, 2008	600,000	600,000	$1.25	July 16, 2011

Total	3,850,000	3,850,000

Note 12.   Segment Information

The Company operates in one industry segment – the production and sale of cactus, cactus health food, and other cactus products.  Substantially all of the Company’s identifiable assets at December 31, 2008 and December 31, 2007 were located in the PRC.  Net sales for the periods presented were all derived from PRC and Taiwan customers. During 2008, two customers accounted for 16% and 13%, respectively, of net sales.

Net sales consisted of:

	Year Ended December 31,
	2008	2007

Finished goods	$16,500,200	$11,901,805
Cactus stock	3,800,383	2,338,850
Total	$20,300,583	$14,240,655

Note 13.   Subsequent Event

On March 25, 2009, Harbin Hainan Kangda Entered into Asset Purchase Agreement (the “Agreement”) with Qitaihe Kangwei T Biotechnology Co., Ltd. (“Seller”). Under the terms of the Agreement, the Company will acquire (i) land use rights of state-owned land located in Shuguang Village of Xinxing District in Qitaihe City, covering an area of 49 thousand square meters, with the use life of 47 years and the development area of the first phase of 13 thousand square meters, (ii) housing ownership of 5,606.20 square meters in Shuguang village of Xinxing District in Qitaihe City and (iii) fixed assets consisting of machinery, equipment and facilities (including equipment, information, file data, spare parts and office suppliers) located on the acquired premises. The land use rights, housing ownership and fixed assets are collectively referred to as the “Assets”.

The purchase price for the Assets is 37,000,000 RMB (approximately $5,400,000). The Company will pay transfer fees and taxes in connection with the registration of the sale of the Assets. The purchase price will be paid in installments: 50% within 5 days of signing the Agreement, 10% upon Seller completing the handover procedure and the remaining 40% within 5 days of Seller’s completion of the registration of the sale in the land administration and other departments in the People’s Republic of China, which is expected to be completed within 90 days of the payment of the first installment of the purchase price.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 14 – Restatement of Previously Issued Financial Statements

The Company has restated in this Form 10-K/A its consolidated financial statements at December 31, 2008 and for the year then ended (which were previously included in the Company’s Form 10-K filed with the SEC on April 15, 2009) in order to (1) correct errors relating to the accounting for deemed dividends from the sales of convertible preferred stock and warrants on March 21, 2008 and July 16, 2008 (see Note 8) and (2) correct for the non-accounting for the grant of 150,000 stock options to the Company’s law firm on December 31, 2008 (see Note 11).

The effect of the restatement adjustments on the consolidated balance sheet at December 31, 2008 follows:

	As
	Previously		As
	Reported	Adjustments	Restated

Total assets	$26,947,372	$-	$26,947,372

Total liabilities	$1,773,969	$-	$1,773,969

Stockholders’ equity:
Preferred stock, $0.001 par value	1,150	-	1,150
Common stock, $0.001 par value	17,886	-	17,886
Additional paid-in capital	8,874,869	(1) (1,086,414)	7,819,865
		(2) 31,410
Retained earnings:
Appropriated	2,682,345	-	2,682,345
Unappropriated	10,549,281	(1) 1,086,414	11,604,285
		(2) (31,410)
Accumulated other comprehensive income	3,047,872	-	3,047,872

Total stockholders’ equity	25,173,403	-	25,173,403

Total liabilities and stockholder’ equity	$26,947,372	$-	$26,947,372

(1) To decrease the deemed dividends relating to the sales of units of Series A Convertible Preferred Stock and A and B warrants from $1,409,164 to $322,750.
(2) To record the 150,000 stock options issued to the Company’s law firm on December 31, 2008 (see Note 11).

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

The effect of the restatement adjustments on the consolidated statement of operations for the year ended December 31, 2008 follows:

	As Previously Reported	Adjustments	As Restated

Net sales	$20,300,583	-	$20,300,583
Cost of sales	(12,307,303)	-	12,307,303
Gross profit	7,993,280	-	7,993,280
Operating expenses:
General and administrative expenses	648,644	(2) 31,410	680,054
Other	499,985	-	499,985
Total operating expenses	1,148,629	31,410	1,180,039
Income from operations	6,844,651	(31,410)	6,813,241
Other expense - net	(65,811)	-	(65,811)
Income before income taxes	6,778,840	(31,410)	6,747,430
Income tax expense	(1,065,930)	-	(1,065,930)
Net income	5,712,910	(31,410)	5,681,500

Deemed dividends relating to the beneficial conversion feature included in the sales of Series A preferred stock and warrants	(1,409,164)	(1) 1,086,414	(322,750)

Net income attributable to common stockholders	$4,303,746	$1,055,004	$5,358,750

Net income per common share:
Basic	$0.24	$0.06	$0.30
Diluted	$0.23	$0.06	$0.29

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$121.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expense	25,000.00
Printing Expenses	1,000.00
Transfer Agent Fees
Miscellaneous

Total	$31,121.00

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past four years and were not registered under the Securities Act of 1933.

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement and pursuant to which the Company issued (i) 833,333 shares of Series A Convertible Preferred Stock at the purchase price of $0.60 per share, (ii) warrants to purchase up to 1,250,000 shares of the Company’s common stock at the exercise price of $0.75 per share and (iii) warrants to purchase up to 1,500,000 shares of the Company’s common stock at the exercise price of $1.00 per share.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).

3.2	Amended Articles of Incorporation (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 3, 2003).

3.3	Amended and Restated Articles of Incorporation (incorporated by reference to the Form 10KSB filed with the Securities and Exchange Commission April 17, 2006).

3.4	Bylaws (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).

5.1	Opinion of Crone Rozynko, LLP (Incorporated by reference to exhibit 5.1 to the Form S-1 filed on May 7, 2008).

10.1
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Hunan Tianxiang Trading Company, Ltd (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.2
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Jinan Qitai Economic and Trading Center (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.3
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Lanzhou Xinhui Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.4
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Qingdao Furui Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.5
Distribution Agreement Between China Kangtai Cactus Bio-tech, Inc and Shanxi Anyang Food Distribution Company (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 19, 2007).

10.6
Processing Agreement dated January 8, 2006, between the Company and Shandong Tsingtao Beer Inc. Harbin subsidiary (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

Exhibit No.	Description
10.7
Processing Agreement dated January 20, 2006, between the Company and Harbin Ice Lantern Noodle Factory (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.8
Processing Agreement dated March 30, 2005, between the Company and Harbin Diwang Pharmacy Co. Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.9
Processing Agreement dated July 10, 2005, between the Company and Harbin Bin County HuaLan Dairy Factory (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.10
Processing Agreement dated January 20, 2006, between the Company and Huimeijia Bio-tech Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.11
Processing Agreement dated March 2, 2006, between the Company and Kangwei Health Foods Ltd. Of Mudanjiang City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.12
Distributions Agreement dated February 15, 2007, with Jilin Yanji Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.13
Distributions Agreement dated January 16, 2007, with Liaoning Shenneng Trading and Development Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.14	Distributions Agreement dated February 9, 2007, with Jianshuang Zhang - Hubei (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.15
Distributions Agreement, dated February 3, 2007, with Hunan Green Food Distribution Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.16
Distributions Agreement dated January 29, 2007, with Harbin Huadingwei Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.17
Distributions Agreement dated February 6, 2007, with Hangzhou Hesheng Economic and Trading Company, Ltd. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.18	Distributions Agreement dated January 16, 2007, with Guangdong Jinpei Lin (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.19
Distributions Agreement dated January 9, 2007, with Fujian Tianyi Economic and Trading Company Ltd (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

10.20	Distributions Agreement, Dated January 20, 2007, With Beijing Yaping Liu (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 16, 2007).

Exhibit No.	Description
10.21
Cooperation Agreement between Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd and Party B: Harbin Meijia Bio-Tech Co., Ltd. dated October 8, 2007 (incorporated by reference to the Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2008).

10.22
Contract of Termination of Lease, dated January 10, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.23
Contract of Termination of Lease, dated January 18, 2006, by and between the Company and Lindian Cactus Farming Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.24
Contract of Termination of Lease, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.25
Contract of Termination of Lease, dated January 13, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.26
Contract of Termination of Lease, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.27
Contract of Termination of Lease, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.28
Contract of Termination of Lease, dated January 5, 2006, by and between the Company and the Dalian River Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.29
Contract of Termination of Lease, dated January 23, 2006, by and between the Company and the Wanbao Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.30
Transfer Agreement for Greenhouse, dated January 13, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.31
Transfer Agreement for Greenhouse, dated January 18, 2006, by and between the Company and the Lindian Cactus Farming Base. (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.32
Transfer Agreement for Greenhouse, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.33
Transfer Agreement for Greenhouse, dated January 11, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.34
Transfer Agreement for Greenhouse, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

Exhibit No.	Description
10.35
Transfer Agreement for Greenhouse, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.36
Transfer Agreement for Greenhouse, dated January 5, 2006, by and between the Company and the Dalian River Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.37
Transfer Agreement for Greenhouse, dated January 23, 2006, by and between the Company and the Wanbao Planting Base (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.38
Transfer Agreement for Greenhouse, dated January 24, 2006, by and between the Company and the Daqing Ranghulu Hi-tech Zone (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on May 15, 2006).

10.39
Preferred Stock Purchase Agreement dated as of March 21, 2008 by and between the Company and T Squared Investments LLC (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.40
Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed with the Secretary of State of Nevada on March 21, 2008 (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.41
Registration Rights Agreement dated as of March 21, 2008 by and between the Company and the Investors named therein (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.42	Common Stock Purchase Warrant “A” (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.43	Common Stock Purchase Warrant “B” (incorporated by reference to the From 8-K filed with the Securities and Exchange Commission on March 27, 2008).

10.44	Form of Preferred Stock Purchase Agreement dated as of July 16, 2008 by and between the Company and T Squared Investments LLC. (incorporated by reference to the Form 8-K filed on July 21, 2008)

10.45
First Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed with the Secretary of State of Nevada on July 16, 2008. (incorporated by reference to the Form 8-K filed on July 21, 2008)

10.46	Common Stock Purchase Warrant “A” (incorporated by reference to the Form 8-K filed on July 21, 2008)

10.47	Common Stock Purchase Warrant “B” (incorporated by reference to the Form 8-K filed on July 21, 2008)

21.1	List of Subsidiaries (incorporated by reference to the Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2008).

23.1*	Consent of Michael T. Studer CPA, P.C. (filed herewith)

23.2	Consent of Crone Rozynko, LLP (contained in Exhibit 5.1).

Exhibit No.	Description
31.1
Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended and adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (incorporated by reference to the Form 10-K filed with the Securities and Exchange Commission on April 15, 2009)

31.2
Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended and adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (incorporated by reference to the Form 10-K filed with the Securities and Exchange Commission on April 15, 2009)

32.1
Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (incorporated by reference to the Form 10-K filed with the Securities and Exchange Commission on April 15, 2009)

32.2
Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (incorporated by reference to the Form 10-K filed with the Securities and Exchange Commission on April 15, 2009)

*Filed Herewith

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on this Registration Statement and authorized this Registration Statement to be signed on its behalf by the undersigned, in Harbin, Heilongjiang Province, the People’s Republic of China, on January 12, 2010.

China Kangtai Cactus Bio-Tech Inc.

By:	/s/ Jinjiang Wang
Jinjiang Wang
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jinjiang Wang	Chairman and Chief Executive Office	January 12, 2010
Jinjiang Wang	(Principal Executive Officer)

/s/ Hong Bu	Chief Financing Officer	January 12, 2010
Hong Bu	(Principal Financial Officer and Principal Accounting Officer)

*	General Manager and Director	January 12, 2010
Chengzhi Wang

*	Director	January 12, 2010
Jiping Wang

*	Director	January 12, 2010
Song Yang

* By:	/s/ Jinjiang Wang
Jinjiang Wang
Attorney-in-Fact
Date: January 12, 2010